Filed pursuant to Rule 424(b)(1)

Registration Statement No. 333-254879

PROSPECTUS

1,406,061 Shares of Common Stock

606,061 Shares of Common Stock issuable under
the Stock Purchase Agreement referred to below

800,000 Shares of Common Stock issuable upon exercise of Warrants

The Registration Statement of which this prospectus is a part relates to the offer and resale from time to time of up to an aggregate of 1,406,061 shares of Common Stock, par value $0.001 (“Common Stock”), of RocketFuel Blockchain, Inc., a Nevada corporation, by the Selling Stockholder (as defined below), consisting of up to (i) 606,061 shares of Common Stock issuable under the Stock Purchase Agreement (as defined below) and (ii) 800,000 shares of Common Stock issuable upon exercise of five-year warrants.

Our Common Stock is currently quoted on the OTCQB under the symbol “RKFL.” On April 12, 2021, the last reported sale price of our Common Stock was $3.20.

Our principal executive offices are located at 201 Spear Street, Suite 1100, San Francisco, CA 94105.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 13, 2021

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares of Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed on behalf of the Selling Stockholder with the United States Securities and Exchange Commission (the “SEC”) to permit the Selling Stockholder to sell the shares described in this prospectus in one or more transactions. The Selling Stockholder and the plan of distribution of the shares being offered by them are described in this prospectus under the headings “Selling Stockholder” and “Plan of Distribution.”

You should rely only on the information contained in this document and any free writing prospectus we provide to you. Neither we nor the Selling Stockholder has authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the Selling Stockholder take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events including, without limitation, the terms, timing and closing of our proposed acquisitions or our future financial performance. We have attempted to identify forward-looking statements by using terminology such as “anticipates,” “believes,” “expects,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predict,” “should,” “will,” or the negative of these terms or other comparable terminology. These statements are only predictions; uncertainties and other factors may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels or activity, performance, or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our expectations are as of the date this prospectus is filed, and we do not intend to update any of the forward-looking statements after the date this prospectus is filed to confirm these statements to actual results, unless required by law.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this prospectus identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	Our ability to effectively execute our business plan;
●	Our ability to manage our expansion, growth and operating expenses;
●	Our ability to protect our brands and reputation;
●	Our ability to repay our debts;
●	Our ability to comply with new regulations that affect our business;
●	Our ability to evaluate and measure our business, prospects and performance metrics;
●	Our ability to compete and succeed in a highly competitive and evolving industry;
●	Our ability to respond and adapt to changes in technology and customer behavior;
●	Risks in connection with completed or potential acquisitions, dispositions and other strategic growth opportunities and initiatives;
●	Risks related to the anticipated timing of the closing of any potential acquisitions;
●	Risks related to the integration with regards to potential or completed acquisitions;
●	Various risks related to health epidemics, pandemics and similar outbreaks, such as the coronavirus disease 2019(“COVID-19”) pandemic, which may have material adverse effects on our business, financial position, results of operations and/or cash flows; and
●	Risks related to the blockchain and cryptocurrency industry.

This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to av ariety of factors. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including, but not limited to, the possibility that we may fail to preserve our expertise in consumer product development; that existing and potential distribution partners may opt to work with, or favor the products of, competitors if our competitors offer more favorable products or pricing terms; that we may be unable to maintain or grow sources of revenue; that we may be unable to maintain profitability; that we may be unable to attract and retain key personnel; or that we may not be able to effectively manage, or to increase, our relationships with customers; and that we may have unexpected increases in costs and expenses. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes thereto that are included elsewhere in this prospectus, before making an investment decision.

Unless the context requires otherwise, “RocketFuel,” the “Company,” “we,” “us,” and “our,” refer to RocketFuel Blockchain, Inc. and its subsidiaries.

Our Business

We are developing payment and check-out systems for purchases on e-commerce sites using cryptocurrencies and direct bank transfers. Initially, our payment and check-out systems will focus on B2C applications; eventually we plan to add B2B capabilities. Our check-out systems are based upon blockchain technology and are designed to reduce costs, increase speed, security and ease of use. We believe that users of our systems should enjoy a seamless check-out experience compared to current online shopping solutions, and that merchants will realize cost savings and other advantages over credit-card based payment systems.

Financing Transaction Related to the Offering

On February 25, 2021, we entered into a Common Stock Purchase Agreement (the “Stock Purchase Agreement”) with Triton Funds, LP, a Delaware limited partnership (“Triton” or the “Selling Stockholder,” which term also includes Triton’s successors and assigns under the Warrants). Under the Stock Purchase Agreement Triton, which is an unrelated third party, agreed to invest up to $1,000,000 through purchases of our Common Stock during the commitment period (which runs through December 31, 2022). During the commitment period, we may, in our sole discretion, deliver purchase notices to Triton stating the dollar amount of shares which we intend to sell to Triton, not to exceed $500,000 per purchase notice. The amount to be funded under a purchase notice will be the number of shares of Common Stock to be purchased multiplied by the greater of (i) $1.65 or (ii) 80 percent of the lowest closing price of our Common Stock within 15 business days prior to the closing date for the purchase. The closing date for each purchase is five business days following the date of the corresponding purchase notice.

Triton’s obligation to purchase Common Stock is conditioned on certain factors including, but not limited to, our having an effective S-1 registration statement in effect for resale of the Common Stock being purchased and Triton’s ownership not exceeding 4.99% of our issued and outstanding shares at any time.

In connection with the Stock Purchase Agreement, we also issued to Triton warrants to purchase, in one or more instalments, 800,000 shares of our Common Stock (the “Warrants”) at an exercise price equal to the greater of (i) $1.65 per share and (ii) 80 percent of the average closing price of our Common Stock over the 90-calendar day period preceding the Warrant exercise date, subject to adjustments. The Warrants terminate on February 25, 2026. If, at any time after the initial effective date of the S-1 registration statement filed in connection with the Stock Purchase Agreement and during the exercise period of the Warrants, there is no effective registration statement covering the Selling Stockholder’s immediate resale of the shares underlying the exercise of the Warrants (the “Warrant Shares”), then the Selling Stockholder may elect to receive Warrant Shares pursuant to a cashless exercise of the Warrants.

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Corporate Information

Our principal executive offices are located at 201 Spear Street, Suite 1100, San Francisco, CA 94105. Our telephone number is (424) 256-8560. The address of our website is www.rocketfuelblockchain.com. The inclusion of our website address in this registration statement of which this prospectus forms a part does not include or incorporate by reference the information on our website into this prospectus.

SUMMARY OF THE OFFERING

Issuer:	RocketFuel Blockchain, Inc.

Securities Being Offered by the Selling Stockholder:	Up to 1,406,061 shares of our Common Stock, including (i) 606,061 shares of Common Stock issuable under the Stock Purchase Agreement (the “Purchased Shares”) and (ii) up to 800,000 Warrant Shares.

Offering Price	The Selling Stockholder may offer, sell, or distribute all or a portion of the Purchased Shares or the Warrant Shares registered hereby (the “Shares”) either through public or private transactions at prevailing market prices or at negotiated prices. See “Plan of Distribution.”

Common stock outstanding before this offering	24,438,416 shares (1)

Common stock outstanding after the offering	25,844,447 shares. Assumes that the Selling Stockholder sells all of the Shares offered pursuant to this prospectus.

Terms of Offering	The Selling Stockholder will determine when and how it sells the Shares offered in this prospectus, as described in “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of the Shares by the Selling Stockholder. However, we will receive the proceeds from any purchases under the Stock Purchase Agreement or upon exercise of the Warrants on a cash basis. We have agreed to bear the expenses relating to the registration of the Shares. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

Market and Trading Symbol	Our shares of Common Stock are traded on the OTCQB under the symbol “RKFL.”

(1) As of April 7, 2021.

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RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Before making a decision to invest in shares of our Common Stock, you should carefully consider the risks that are described in this section, in our most recent Annual Report on Form 10-K and in the other information that we file from time to time with the SEC that is incorporated by reference in this prospectus. The risks described in the documents incorporated by reference in this prospectus are not the only ones we face. Additional risks not presently known or that we currently deem immaterial could also materially and adversely affect us. You should consult your own financial and legal advisors as to the risks entailed by an investment in shares of our Common Stock and the suitability of investing in our shares in light of your particular circumstances. If any of the risks contained in or incorporated by reference in this prospectus develop into actual events, our assets, business, cashflows, condition (financial or otherwise), credit quality, financial performance, liquidity, long-term performance goals, prospects, or results of operations could be materially and adversely affected, the trading price of our Common Stock could decline, and you may lose all or part of your investment. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Company

We have a limited operating history and may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our shareholders.

We became a public company in July of 2018, following the Business Transaction (as defined below) and our business has a relatively limited operating history. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies. The results of our operations depend on several factors, including our success in attracting and retaining motivated and qualified personnel, the availability of adequate short and long-term financing, conditions in the financial markets, and general economic conditions.

Our future capital needs are uncertain, and our independent registered public accounting firm has expressed in its report on our audited financial statements for the fiscal year ended March 31, 2020 a substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional capital and our operations could be curtailed if we are unable to obtain the required additional funding when needed. We may not be able to do so when necessary, and/or the terms of any financings may not be advantageous to us.

Our financial statements for the fiscal years ended March 31, 2019 and 2020 included in this prospectus have been prepared assuming we will continue to operate as a going concern. However, due to our recurring losses from operations, and working capital deficiency, there is substantial doubt about our ability to continue as a going concern. Because we expect to continue to experience negative cash flow, our ability to continue as a going concern is subject to our ability to obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, grants or other forms of financing. Our continued negative cash flow increases the difficulty in completing such sales or securing alternative sources of funding, and there can be no assurances that we will be able to obtain such funding on favorable terms or at all. If we are unable to obtain sufficient financing from the sale of our securities or from alternative sources, we may be required to reduce, defer or discontinue certain of our research and development and operating activities or we may not be able to continue as a going concern. As a result, our independent registered public accounting firm has expressed in its auditors’ report on the financial statements included in this prospectus a substantial doubt regarding our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of the uncertainty regarding our ability to continue as a going concern. If we cannot continue as a going concern, our shareholders may lose their entire investment in our Common Stock. Future reports from our independent registered public accounting firm may also contain statements expressing doubt about our ability to continue as a going concern.

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We have limited capital resources, and we will need to raise additional capital through additional funding raises. Such funding, if obtained, could result in substantial dilution.

We have limited capital resources and require the funds from draws under the Stock Purchase Agreement to continue our business. Even if we substantially increase revenue and reduce operating expenses, we will need to raise additional capital. In order to continue operating, we may need to obtain additional financing, either through private offerings, public offerings or token-based financings, and there can be no assurance that we will be successful in such pursuits. We may be unable to acquire the additional funding necessary to continue operating.

If we are able to raise additional capital, we do not know what the terms of any such capital raising would be. In addition, any future sale of our equity securities would dilute the ownership and control of your shares and could be at prices substantially below prices at which our shares currently trade. We may seek to increase our cash reserves through the sale of additional equity or debt securities. The sale of convertible debt securities or additional equity securities could result in additional and potentially substantial dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity and ability to pay dividends. In addition, our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Any failure to raise additional funds on favorable terms could have a material adverse effect on our liquidity and financial condition.

The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.

We depend on the leadership and experience of our relatively small number of key executive management personnel, particularly our Chairman of the Board, Chief Executive Officer, Chief Technology Officer, Chief Financial Officer, and our Vice President of Marketing and Business Development. The loss of the services of any of these key executives or any of our executive management members could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. Furthermore, if we lose or terminate the services of one or more of our key employees or if one or more of our current or former executives or key employees joins a competitor or otherwise competes with us, it could impair our business and our ability to successfully implement our business plan. Additionally, if we are unable to hire qualified replacements for our executive and other key positions in a timely fashion, our ability to execute our business plan would be harmed. Even if we can quickly hire qualified replacements, we would expect to experience operational disruptions and inefficiencies during any transition. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified personnel. There is a high level of competition for experienced, successful personnel in our industry. Our inability to meet our executive staffing requirements in the future could impair our growth and harm our business.

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Our financial statements may be materially affected if our estimates prove to be inaccurate as a result of our limited experience in making critical accounting estimates.

Financial statements prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”) require the use of estimates, judgments, and assumptions that affect the reported amounts. Actual results may differ materially from these estimates under different assumptions or conditions. These estimates, judgments, and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required. In addition, because we have limited to no operating history and limited experience in making these estimates, judgments, and assumptions, the risk of future charges to income may be greater than if we had more experience in these areas. Any such charges could significantly harm our business, financial condition, results of operations, and the price of our securities.

We may require additional financing to sustain or grow our operations.

Our growth will be dependent on our ability to access additional equity and debt capital. Moreover, part of our business strategy may involve the use of debt financing to increase potential revenues. Our inability in the future to conduct a successful cryptocurrency token sale, obtain additional equity capital or a corporate credit facility on attractive terms, or at all, could adversely impact our ability to execute our business strategy, which could adversely affect our growth prospects and future shareholder returns.

Our blockchain-based payment solution is being developed by our key technology employees or contractors, whose continued availability cannot be assured.

Our blockchain e-commerce payment platform and the related features that may be developed in the future have been and will be further developed by, among others, contracted developers working to finalized back-office and functionalities. If we were to lose the services of any of these key employees or hired contractors, it could be difficult or impossible to replace them. The loss of the services of any of these key employees or contractors could have an adverse effect on our ability to further develop, operate or maintain features of our blockchain e-commerce payment platform.

Our blockchain payment solution might never be fully completed nor attain optimal levels of functionality and dependability

Our blockchain e-commerce payment solution is in mid to late stage. We currently expect that the release date for our blockchain payment solution, including the one-click “BUY NOW” check-out solution, will be fully functional by April of 2021. While our software has been tested, no guarantee can be given that a unique combination of input conditions experienced when running the system “live” and which has not been encountered during development, will not cause the system to fail, or perform aberrantly.

If we do not respond to technological changes or upgrade our blockchain-based payment processing platform as markets require, our growth prospects and results of operations could be adversely affected

To remain competitive, we must continue to enhance and improve the functionality and features of our blockchain-based technology platform infrastructure. As a result, we will need to continue to improve and expand our infrastructure and software capabilities. These improvements may require us to commit substantial financial, operational and technical resources, with no assurance that our business will improve. Without such improvements, our operations might suffer from unanticipated system disruptions, slow performance or unreliable service levels, any of which could negatively affect our reputation and ability to attract and retain merchant clients. We may face significant delays in introducing new products, services, and enhancements. If competitors introduce new payment processing solutions and services using new technologies or if new industry standards and practices emerge, our existing technology platform and systems may become obsolete or less competitive, and our business may be harmed.

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Our competitive edge depends on preserving consumer privacy and identity in their purchasing activities. In today’s climate, potential cyberattacks, security problems, or other disruption and expanding social media vehicles present new risks.

We may purchase some of our information technology from vendors, on whom our systems will depend, and we rely on commercially available systems, software, tools, and monitoring to provide security for processing, transmission, and storage of confidential information and other customer information. We depend upon the secure transmission of this information over public networks. Our networks and storage applications could be subject to unauthorized access by hackers or others through cyberattacks, which are rapidly evolving and becoming increasingly sophisticated, or by other means, or may be breached due to operator error, malfeasance or other system disruptions. In some cases, it will be difficult to anticipate or immediately detect such incidents and the damage they cause. Any significant breakdown, invasion, destruction, interruption, or leakage of information from our systems could harm our reputation and business.

In addition, the use of social media could cause us to suffer brand damage or information leakage. Negative posts or comments about us on any social networking website could damage us or our brand’s reputation. Employees, consultants, contractors or others might disclose non-public sensitive information relating to our business through external media channels, including through the use of social media.

Further, in the normal course of our business, we collect, store and transmit proprietary and confidential information regarding our customers, employees, suppliers and others, including personally identifiable information. An operational failure or breach of security from increasingly sophisticated cyber threats could lead to loss, misuse or unauthorized disclosure of this information about our employees or customers, which may result in regulatory or other legal proceedings, and have a material adverse effect on our business and reputation. We also may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber-attacks. Any such attacks or precautionary measures taken to prevent anticipated attacks may result in increasing costs, including costs for additional technologies, training and third-party consultants. The losses incurred from a breach of data security and operational failures as well as the precautionary measures required to address this evolving risk may adversely impact our financial condition, results of operations and cash flows.

Privacy regulation is an evolving area and compliance with applicable privacy regulations may increase our operating costs or adversely impact our ability to service our clients.

Because we store, process and use data, some of which contains personal information, we are subject to complex and evolving federal, state, and foreign laws and regulations regarding privacy, data protection, and other matters. While we believe we are currently in compliance with applicable laws and regulations, many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, and declines in user growth, retention, or engagement, any of which could seriously harm our business.

Failure of Cryptocurrency Exchanges or ACH bank transfers may prevent the seamless operation of the blockchain payment platform.

Our payment platform interacts with cryptocurrency exchanges to facilitate the conversion of customer’s cryptocurrency payments to fiat currency. We will take on credit risk every time our platform facilitates a buyer’s purchase using cryptocurrency. Although our transfers of cryptocurrencies or fiat currency will be made to or from a counterparty, including leading cryptocurrency exchanges and FDIC banks (through ACH transfers), which management believes are trustworthy, it is possible that, through computer or human error, or through theft or criminal action, the buyer’s cryptocurrency or fiat currency could be transferred in incorrect amounts or to unauthorized third parties. To the extent that we are unable to seek a corrective transaction with such third party or are incapable of identifying the third party which has received the cryptocurrency or fiat currency (through error or theft), we will be unable to recover incorrectly transferred cryptocurrency or fiat currency, and such losses will negatively impact us, our merchant accounts and consumers.

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Digital asset exchanges may impose daily, weekly, monthly or customer-specific transaction or distribution limits or suspend withdrawals entirely, rendering the exchange of fiat currency for digital assets difficult or impossible. Additionally, digital asset prices and valuations on cryptocurrency exchanges have been volatile and subject to influence by many factors, including the levels of liquidity on exchanges and operational interruptions and disruptions. The prices and valuation of digital assets remain subject to any volatility experienced by digital asset exchanges, and any such volatility can adversely affect our ability to facilitate the conversion of the cryptocurrency payment funds to fiat currency at the intended cash purchase price.

Digital asset exchanges are appealing targets for cybercrime, hackers and malware. It is possible that while engaging in transactions with various digital asset exchanges located throughout the world, any such exchange may cease operations due to theft, fraud, security breach, liquidity issues, or government investigation. In addition, banks may refuse to process wire transfers to or from exchanges. An exchange may be unable to replace missing digital assets or seek reimbursement for any theft of digital assets, adversely affecting our ability to offer payment solutions in a secure and dependable manner.

We may be unable to recover digital assets awaiting transmission into or out of the exchange or banking institution, all of which could adversely affect our platform’s operations.

Additionally, Digital asset exchanges may operate outside of the United States. We may have difficulty in successfully pursuing claims in the courts of such countries or enforcing in the courts of such countries a judgment obtained by us in another country. In general, certain less developed countries lack fully developed legal systems and bodies of commercial law and practices normally found in countries with more developed market economies. These legal and regulatory risks may adversely affect us and our operations and investments.

If we are unable to price our services appropriately, our margins and revenue may decline.

Our clients purchase our services according to a variety of pricing formula. Sometimes these include formula based on pay for performance, meaning clients pay only after we have delivered the desired result to them. Regardless of how a given client pays us, we ordinarily pay the vast majority of the costs associated with delivering our services to our clients according to contracts and other arrangements that do not always condition our obligation to pay vendors on the receipt of payments from our clients. This means we typically pay for the costs of providing our services before we receive payment from clients. Additionally, certain of our services costs are highly variable and may fluctuate significantly during each calendar month. Accordingly, we run the risk of not being able to recover the entire cost of our services from clients if pricing or other terms negotiated prior to the performance of services prove less than the cost of performing such services.

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Changes in government regulation and industry standards applicable to the Internet and our business could decrease demand for our technologies and services or increase our costs.

Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. These regulations could increase the costs of conducting business on the Internet and could decrease demand for our technologies and services. In the United States, federal and state laws have been enacted regarding copyrights, sending of unsolicited commercial email, user privacy, search engines, Internet tracking technologies, direct marketing, data security, children’s privacy, pricing, sweepstakes, promotions, intellectual property ownership and infringement, trade secrets, export of encryption technology, taxation and acceptable content and quality of goods. Other laws and regulations may be adopted in the future. Laws and regulations, including those related to privacy and use of personal information, are changing rapidly outside the United States as well, which may make compliance with such laws and regulations difficult, and which may negatively affect our ability to expand internationally. This legislation could: (i) hinder growth in the use of the Internet generally; (ii) decrease the acceptance of the Internet as a communications, commercial and advertising medium; (iii) reduce our revenue; (iv) increase our operating expenses; or (v) expose us to significant liabilities.

The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. While we actively monitor this changing legal and regulatory landscape to stay abreast of changes in the laws and regulations applicable to our business, we are not certain how our business might be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, libel, obscenity and export or import matters to the Internet advertising industry. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market. It may take years to determine how existing laws apply to the Internet and Internet marketing. Such uncertainty makes it difficult to predict costs and could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

We may become reliant on Internet bandwidth and data center providers and other third parties for key aspects of the process of providing services to our clients, and any failure or interruption in the services and products provided by these third parties could harm our business.

We rely on third-party vendors, including data center and Internet bandwidth providers. Any disruption in the network access or colocation services provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm our business. Any financial or other difficulties our providers face may have negative effects on our business, the nature and extent of which we cannot predict. We exercise little control over these third-party vendors, which increases our vulnerability to problems with the services they provide. We license technology and related databases from third parties to facilitate analysis and storage of data and delivery of offerings. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and services could adversely affect our business and could expose us to liabilities to third parties.

We are subject to income taxes and other tax liabilities.

Significant judgment is required in determining our provision for income taxes and other tax liabilities. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates are reasonable: (i) there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our income tax provisions, expense amounts for non-income-based taxes and accruals and (ii) any material differences could have an adverse effect on our financial position and results of operations in the period or periods for which determination is made.

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Our business is subject to the risks of earthquakes, fire, power outages, floods, epidemics and other catastrophic events, and to interruption by man-made problems such as strikes and terrorism.

A significant natural disaster, such as an earthquake, fire, power outage, flood, epidemic or other catastrophic event, or interruptions by strikes, terrorism or other man-made problems, could have an adverse effect on our business, operating results and financial condition. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems could result in lengthy interruptions in our services. The risks of such an event may be further increased if our disaster recovery plans prove to be inadequate. We do not currently maintain business interruption insurance to compensate us for potentially significant losses, including potential harm to our business resulting from interruptions in our ability to provide products or services. Any significant natural disaster or man-made business interruption could have an adverse effect on our financial condition or results of operations.

Prolonged economic downturn, particularly in light of the Novel Coronavirus (COVID-19) pandemic, could adversely affect our business.

Uncertain global economic conditions, in particular in light of the Novel Coronavirus (COVID-19) pandemic, could adversely affect our business. Negative global and national economic trends, such as decreased consumer and business spending, high unemployment levels and declining consumer and business confidence, pose challenges to our business and could result in declining revenues, profitability and cash flow. Particularly, worsening economic conditions in our target markets could lead to merchants lowering their budgets and decreasing ability and demand to purchase our payment solutions.

We face risks related to COVID-19 which could significantly disrupt our research and development, operations, sales, and financial results.

Our business will be adversely impacted by the effects of the COVID-19. Our third-party vendors, third-party distributors, and our customers have been and will be disrupted by worker absenteeism, quarantines and restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions. In addition, the COVID-19 or other disease outbreak will in the short-run and may over the longer term adversely affect the economies and financial markets of many countries, resulting in an economic downturn that will affect demand for our technology platform and services and impact our operating results. Although the magnitude of the impact of the COVID-19 outbreak on our business and operations remains uncertain, the continued spread of the COVID-19 or the occurrence of other epidemics and the imposition of related public health measures may adversely impact our business, financial condition, operating results and revenues.

We could face substantial competition, which could reduce our market share and negatively impact our net revenue.

There are an increasing number of companies entering the payment facilitator industry using, as we are, blockchain infrastructure and cryptocurrency. Notable companies in the payment facilitator industry include Bitpay, PayPal, Stripe, Greenbox, MasterCard and Visa. Many of our payment facilitator competitors are significantly larger than we are and have considerably greater financial, technical, marketing, and other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition, and results of operations.

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If we fail to protect our intellectual property rights, competitors may be able to use our technology, which could weaken our competitive position, reduce our net revenue, and increase our costs.

Our long-term success will depend to some degree on our ability to protect the proprietary technology, including our blockchain-based one-click “BUY NOW” check-out solution, that we have developed or may develop or acquire in the future, including our ability to obtain and maintain patent protection. Patent applications can take many years to issue, and we can provide no assurance that our current pending patent application, or any future patent applications, will be granted. If we are unable to obtain a patent for our current or future applications, we may not be able to successfully prevent our competitors from imitating or copying our payment processing platform. Even if our pending application was granted, our intellectual property rights may not be sufficiently comprehensive to prevent our competitors from developing similar competitive payment processing platforms.

There are multiple risks inherent in patent litigation. In patent litigation in the U.S., defendant counterclaims alleging invalidity and/or unenforceability are commonplace, as are validity challenges by the defendant against the subject patent or other patents before the United States Patent and Trademark Office (USPTO). Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement, failure to meet the written description requirement, indefiniteness, and/or failure to claim patent eligible subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent intentionally withheld material information from the USPTO, or made a misleading statement, during prosecution. Third parties may also raise similar claims before the USPTO even outside the context of litigation, in for example, post-grant review proceedings and inter-parties review proceedings. The outcome is unpredictable following any legal assertions of invalidity and unenforceability. With respect to the validity question, for example, we cannot be certain that no invalidating prior art existed of which we and the patent examiner were unaware during prosecution. These assertions may also be based on information known to us or the USPTO. If a defendant or third party were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the claims of the challenged patent. Such a loss of patent protection would or could have a material adverse impact on our business.

Even if the validity of our patent rights is upheld by a court, a court may not prevent the alleged infringement of our patent rights on the grounds that such activity is not covered by our patent claims. Although we may aggressively pursue anyone whom we reasonably believe is infringing upon our intellectual property rights, initiating and maintaining suits against third parties that may infringe upon our intellectual property rights will require substantial financial resources. We may not have the financial resources to bring such suits, and if we do bring such suits, we may not prevail. Regardless of our success in any such actions, we could incur significant expenses in connection with such suits.

Digital Currencies are Currently Unregulated.

As of the date of this prospectus, digital currencies are not subject to specific regulation. Accordingly, there are uncertainties related to the regulatory regimes governing blockchain technologies, cryptocurrencies, digital assets, cryptocurrency exchanges, and any digital tokens that we may issue, and new international, federal, state and local regulations or policies may materially adversely affect us and the market price for our shares.

Various legislative and executive bodies in the United States and in other countries may, in the future, adopt laws, regulations, or guidance, or take other actions that could severely impact the permissibility of any tokens that we may issue in the future, our blockchain and the network or cryptocurrency generally and, in each case, the technology behind them or the means of transacting in or transferring them. It is difficult to predict how or whether regulatory agencies may apply existing or new regulation with respect to this technology and its applications, including our blockchain and the network. In addition, self-regulatory bodies may be established that set guidelines regarding cryptocurrencies, and our network, which could have similar effects to new policies adopted by government bodies.

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It may be illegal now, or in the future, to participate in blockchains or utilize similar digital assets in one or more countries, the ruling of which would adversely affect us.

Cryptocurrency networks, blockchain technologies and cryptocurrencies also face an uncertain regulatory landscape in many foreign jurisdictions, including (among others) the European Union, China and Russia. Various foreign jurisdictions may, in the future, adopt laws, regulations or directives that affect us. These laws, regulations or directives may conflict with those of the United States or may directly and negatively impact results of operations. The effect of any future regulatory change is impossible to predict, but any change could be substantial and materially adverse to us, our results of operations and adoption of our payment solutions platform.

We have not obtained a money transmitter license in any U.S. State, nor a Bitlicense in the State of New York, and our business may be adversely affected if we are required to do so.

We do not believe that we are a money transmitter, because we do not hold, possess or control payment funds on behalf of a consumer or merchant. If we were deemed to be a money transmitter, we would be subject to significant additional regulation. This could increase our costs in operating our business. In addition, a regulator could take action against us if it views our payment solution platform as a violation of existing law. Any of these outcomes would negatively affect the market price for our shares and could cause us to cease operations in certain U.S. States.

Additionally, we are not licensed to conduct a virtual currency business in New York and do not intend to become licensed in any other state that may require licensing in the future. We have taken the position that New York’s BitLicense Regulatory Framework does not apply to our platform business. It is possible, however, that the New York State Department of Financial Services could disagree with our position. If we were deemed to be conducting an unlicensed virtual currency business in New York, we could be subject to significant additional regulation and/or regulatory consequences.

The slowing or stopping of the development or acceptance of blockchain networks and blockchain assets could have an adverse effect on our core blockchain-based payment solutions business. However, whether such development will take place is subject to a high degree of uncertainty.

Factors affecting the further development of blockchain networks include, without limitation:

●	worldwide growth in the adoption and use of digital assets and other blockchain technologies;
●	the maintenance and development of the open-source software protocols of blockchain networks;
●	changes in consumer demographics and public tastes and preferences;
●	the availability and popularity of new forms or methods of buying and selling goods and services, or trading assets, including new means of using existing networks;
●	general economic conditions in the United States and the world;
●	the impacts of major events such as pandemics and climate change;
●	the regulatory environment relating to blockchains; and
●	declines in the popularity or acceptance of blockchain-based assets.

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The slowing or stopping of the development, general acceptance, adoption, and usage of blockchain networks and blockchain assets may deter or delay the acceptance and adoption of cryptocurrencies, and thus demand for our blockchain-based payment solutions.

Risks related to transaction authentication

As of the date of this prospectus, the transfer of digital currency assets from one party to another currently typically relies on an authentication process by an outside party known as a miner. In exchange for compensation, the miner will authenticate the transfer of the currency through the solving of a complex algorithm known as a proof of work, or will vouch for the transfer through other means, such as a proof of stake. Effective transfers of and therefore realization of cryptocurrency is dependent on interactions from these miners. In the event that there were a shortage of miners to perform this function, that shortage could have an adverse effect on either the fair value or realization of the cryptocurrency assets. In such event, the adoption of cryptocurrency as a form a payment can be severely impacted, and this would decrease the demand of our cryptocurrency-based payment facilitator platform, and thus affect our results of operations.

Risks related to storage of private keys

In some cases, we may provide technology to facilitate the secure storage of user API keys from cryptocurrency exchanges. This is done to facilitate payment by the user to the merchant for product or services. At all times, these keys are encrypted, controlled by the owner of the keys, and are not available to us, our staff, or our partners. When this feature is used, the keys are stored by a third party using hardware security modules (HSMs) that have been validated under FIPS 140-2 to protect the confidentiality and integrity of the keys.

Excessive price fluctuations may decrease adoption of cryptocurrencies and adversely impact the demand for our payment solutions, and we are exposed to fluctuations in cryptocurrency exchange rates.

To the extent the public demand for digital assets were to decrease, the price of digital assets could fluctuate rapidly. Further, if the supply of digital assets available to the public were to increase or decrease suddenly due to, for example, a change in a digital asset’s source code, the dissolution of a digital asset exchange, or seizure of digital assets by government authorities, the price of digital assets could fluctuate rapidly. Such changes in demand and supply of digital asset could adversely affect digital asset usage among consumers. In addition, governments may intervene, directly and by regulation, in the digital asset market, with the specific effect, or intention, of influencing digital asset prices and valuation (e.g., releasing previously seized digital asset). Similarly, any government action or regulation may indirectly affect the digital asset market or blockchain network, influencing cryptocurrency usage or prices.

Currently, there is relatively modest use of digital assets in the retail and commercial marketplace compared to its use by speculators, thus contributing to price volatility that could adversely affect the consumer usage. If future regulatory actions or policies limit the ability to own or exchange digital assets in the retail and commercial marketplace, or use them for payments, or own them generally, the price and demand for digital assets may decrease. Such decrease in demand may result in a drop in demand for our blockchain payment platform or a decrease the market price of our shares.

Litigation may adversely affect our business, financial condition and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation involving intellectual property, data privacy and security and other matters that may negatively affect our operating results if changes to our business operation are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations. In addition, insurance may not cover existing or future claims, be sufficient to fully compensate us for one or more of such claims or continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby adversely affecting our results of operations and resulting in a reduction in the market price of our stock.

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Use of our payments services for illegal purposes could harm our business.

Our payment system is susceptible to potentially illegal or improper uses, including money laundering, terrorist financing, illegal online gambling, fraudulent sales of goods or services, illicit sales of prescription medications or controlled substances, piracy of software, movies, music, and other copyrighted or trademarked goods (in particular, digital goods), money laundering, bank fraud, child pornography trafficking, prohibited sales of alcoholic beverages or tobacco products, online securities fraud, or to facilitate other illegal activity. Certain activity that may be legal in one country may be illegal in another country, and a merchant may intentionally or inadvertently be found responsible for importing illegal goods, creating liability to us. Changes in law have increased the penalties for intermediaries providing payment services for certain illegal activities and additional payments-related proposals are under active consideration by government authorities. Intellectual property rights owners or government authorities may seek to bring legal action against providers of payments solutions, including us, that are peripherally involved in the sale of infringing items. Any resulting claims could result in reputational harm and any resulting liabilities, loss of transaction volume or increased costs could harm our business.

Limitations on director and officer liability and our indemnification of our officers and directors may discourage stockholders from bringing suit against a director.

Our articles of incorporation and bylaws provide, as permitted by Nevada corporation law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director or officer, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, our amended and restated articles of incorporation and bylaws require indemnification of directors and officers to the fullest extent permitted by Nevada law.

Risks Associated with an Investment in our Common Stock

There is no assurance of an active established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Although our Common Stock is registered under the Exchange Act and is traded on the OTCQB Marketplace, an active trading market for the securities does not yet exist and may not exist or be sustained in the future. The OTCQB Marketplace is an over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market. Prices for securities traded solely on the OTCQB may be difficult to obtain and holders of Common Stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our Common Stock will be influenced by a number of factors, including:

●	Our ability to obtain additional financing and the terms thereof;
●	Our financial position and results of operations;
●	Any litigation against us;
●	Possible regulatory requirements on our business;
●	The issuance of new debt or equity securities pursuant to a future offering;
●	Competitive developments;
●	Variations and fluctuations in our operating results;
●	Change in financial estimates by securities analysts;
●	The depth and liquidity of the market for our Common Stock;
●	Investor perceptions of us; and
●	General economic and business conditions.

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Shares eligible for future sale may have adverse effects on our share price.

Approximately 78 percent of the shares of Common Stock issued and outstanding are owned by 11 stockholders who will be eligible to sell some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), subject to certain limitations. Rule 144 also permits the sale of securities, without any limitations, by a nonaffiliate that has satisfied a six-month holding period. Any substantial sale of Common Stock pursuant to Rule 144 may have an adverse effect on the market price of our Common Stock by creating an excessive supply.

Sales of substantial amounts of shares or the perception that such sales could occur may adversely affect the prevailing market price for our shares. We may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing shareholders on a preemptive basis. Therefore, it may not be possible for existing shareholders to participate in such future share issuances, which may dilute the existing shareholders’ interests in us.

Our Common Stock is considered a “penny stock” and may be difficult to sell.

Our Common Stock is considered to be a “penny stock” since it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Exchange Act. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) it is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

Additionally, Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.

Holders of our Common Stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to: (i) obtain from the investor information concerning its financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our Common Stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

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The Financial Industry Regulatory Authority, or FINRA, has adopted sales practice requirements that may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their noninstitutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

A decline in the price of our Common Stock could affect our ability to raise additional working capital, it may adversely impact our ability to continue operations and we may go out of business.

A prolonged decline in the price of our Common Stock could result in a reduction in the liquidity of our Common Stock and a reduction in our ability to raise capital. Because we may attempt to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale and issuance of equity securities, a decline in the price of our Common Stock could be detrimental to our liquidity and our operations because the decline may cause investors not to choose to invest in our stock. If we are unable to raise the funds we require for all our planned operations, we may be forced to reallocate funds from other planned uses and we may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and not be successful and we may go out of business. We also might not be able to meet our financial obligations if we cannot raise enough funds through the sale and issuance of our Common Stock and we may be forced to go out of business.

Unfavourable general economic conditions may materially adversely affect our business.

While it is difficult for us to predict the impact of general economic conditions on our business, these conditions could reduce customer demand for some of our products or services which could cause our revenue to decline. Also, our customers that are especially reliant on the credit and capital markets being liquid, retail investors having investment capital and other factors which could affect their ability to host successful capital raises and continue as a going concern. Moreover, we rely on obtaining additional capital and/or additional funding to provide working capital to support our operations. We regularly evaluate alternative financing sources. Further changes in the commercial capital markets or in the financial stability of our investors and creditors may impact the ability of our investors and creditors to provide additional financing. For these reasons, among others, if the economic conditions stagnate or decline, our operating results and financial condition could be adversely affected.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

We are a development stage company with limited resources. Therefore, we cannot assure investors that we will be able to maintain effective internal controls over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control Integrated Framework. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. For these reasons, we are considering the costs and benefits associated with improving and documenting our disclosure controls and procedures and internal controls and procedures, which includes (i) hiring additional personnel with sufficient U.S. GAAP experience and (ii) implementing ongoing training in U.S. GAAP requirements for our CFO and accounting and other finance personnel. If the results of these efforts are not successful, or if material weaknesses are identified in our internal control over financial reporting, our management will be unable to report favorably as to the effectiveness of our internal control over financial reporting and/or our disclosure controls and procedures, and we could be required to further implement expensive and time-consuming remedial measures and potentially lose investor confidence in the accuracy and completeness of our financial reports which could have an adverse effect on our stock price and potentially subject us to litigation.

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A significant majority of our outstanding ordinary shares are held by a small number of shareholders, which may have significantly greater influence on us due to the size of their shareholdings relative to other shareholders.

As of the date of this prospectus, 11 persons beneficially own approximately 78 percent of the outstanding shares of our Common Stock. These major shareholders have significant influence in determining the outcome of any corporate transactions or other matters submitted to our shareholders for approval, including mergers, consolidations and schemes of arrangement, election and removal of directors and other significant corporate actions. They may not act in our best interests or our minority shareholders’ interests. In addition, without the consent of these major shareholders, we could be prevented from entering into transactions that could be beneficial to us. This concentration of ownership may also discourage, delay or prevent a change in control, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our Common Stock. These actions may be taken even if they are opposed by our other shareholders.

We are subject to the periodic reporting requirements of the Exchange Act that will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

We are required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major effect on the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit. We may be exposed to potential risks resulting from any new requirements under Section 404 of the Sarbanes-Oxley Act of 2002. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our Common Stock, if a market ever develops, could drop significantly.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended by SEC Release 338889, we are required to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. Furthermore, if we cease to be a smaller reporting company, our independent registered public accounting firm will be required to report separately on whether it believes that we have maintained, in all material respects, effective internal control over financial reporting. We have not yet commenced any assessment of the effectiveness of our internal control over financial reporting. We expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

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We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees. During the course of our testing, we may identify other deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our Common Stock, if a market ever develops, could drop significantly.

The capital markets may experience periods of disruption and instability. Such market conditions may materially and adversely affect debt and equity capital markets, which may have a negative impact on our business and operations.

Volatility and dislocation in the capital markets can also create a challenging environment in which to raise or access debt capital. The reappearance of market conditions similar to those experienced from 2008 through 2009 for any substantial length of time could make it difficult to obtain debt capital, extend the maturity of or refinance existing indebtedness or obtain new indebtedness with similar terms and any failure to do so could have a material adverse effect on our business. The debt capital that will be available to us in the future, if at all, may be at a higher cost and on less favorable terms and conditions than what is currently available including being at a higher cost due to a rising rate environment. If we are unable to raise or refinance debt, then our equity investors may not benefit from the potential for increased returns on equity resulting from leverage and we may be limited in our ability to make new commitments or to fund existing commitments to our portfolio companies.

Significant changes or volatility in the capital markets may also have a negative effect on the valuations of our investments. An inability to raise or access capital could have a material adverse effect on our business, financial condition or results of operations.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

We currently intend to retain all of our future earnings to finance the growth and development of our business, and therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We believe it is likely that our board of directors will continue to conclude that it is in the best interests of us and our shareholders to retain all earnings (if any) for the development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our Common Stock will be your sole source of gain for the foreseeable future.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Few securities and industry analysts currently publish research on our company. If additional securities or industry analysts do not commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event that additional securities or industry analysts initiate coverage, or if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

We are a “smaller reporting company” and, as a result of the reduced disclosure and governance requirements applicable to smaller reporting companies, our Common Stock may be less attractive to investors.

We qualify as a “smaller reporting company,” which allows us to take advantage of certain reduced disclosure obligations, including those regarding executive compensation, in our periodic reports and proxy statements. We cannot predict if investors will find our Common Stock less attractive because we will rely on these reduced disclosure standards. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile. We may take advantage of these reduced disclosure requirements until we are no longer a smaller reporting company. We will remain smaller reporting company until (i) our public float exceeds $250,000,000 or (ii) we no longer have less than $100,000,000 in revenues and public float of less than $700,000,000.

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USE OF PROCEEDS

This prospectus relates to Shares of our Common Stock that may be offered and sold from time to time by the Selling Stockholder. We will receive no proceeds from the sale of Shares by the Selling Stockholder in this Offering. The proceeds from the sales will belong to the Selling Stockholder. However, we will receive proceeds from any purchases under the Stock Purchase Agreement and the exercise of the Warrants on a cash basis.

We intend to use the proceeds that we may receive from purchases under the Stock Purchase Agreement and the exercise of the Warrants on a cash basis for general corporate purposes and working capital requirements, including the costs of this prospectus and the registration statement of which it forms a part. There can be no assurance that we will make any purchases under the Stock Purchase Agreement or that the Selling Stockholder will exercise any of the Warrants.

DIVIDEND POLICY

We have not historically declared dividends on our Common Stock, and we do not currently intend to pay dividends on our Common Stock. The declaration, amount, and payment of any future dividends on shares of our Common Stock, if any, will be at the sole discretion of our board of directors, out of funds legally available for dividends. As a Nevada corporation, we are not permitted to pay dividends if, after giving effect to such payment, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus any amounts needed to satisfy any preferential rights if we were dissolving.

Our ability to pay dividends to our shareholders in the future will depend upon our liquidity and capital requirements, as well as our earnings and financial condition, the general economic climate, contractual restrictions, our ability to service any equity or debt obligations senior to our Common Stock, and other factors deemed relevant by our board of directors.

DETERMINATION OF OFFERING PRICE

The prices at which the Shares of Common Stock are covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our Common Stock, by negotiations between the Selling Stockholder and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

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MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our Common Stock is currently quoted for trading on OTCQB under the symbol “RKFL.”

Holders

As of April 7, 2021, there were 24,438,416 shares of Common Stock outstanding held by approximately 1,035 holders of record (not including an indeterminate number of beneficial holders of stock held in street name).

Warrants

As of April 7, 2021, there were outstanding warrants to purchase 1,565,982 shares of Common Stock.

Dividends

There have been no cash dividends declared on our Common Stock, and we do not anticipate paying cash dividends in the foreseeable future. Dividends are declared at the sole discretion of our Board of Directors.

Securities Authorized for Issuance Under Equity Compensation Plans

The Board of Directors approved our 2018 Stock Incentive Plan (the “2018 Plan”). Under the Plan, as amended to date, 6,000,000 shares of the Common Stock have been reserved and authorized to be issued. There are 527,390 shares of Common Stock remaining to be issued.

Transfer Agent

Our transfer agent is Action Stock Transfer Corp, 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, Utah 84121, telephone: (801) 274-1088.

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PLAN OF DISTRIBUTION

The Selling Stockholder, including any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the Shares covered by this prospectus on the OTCQB or any other stock exchange, market or trading facility on which our Common Stock is traded or in private transactions. These sales may be at market prices prevailing at the time of sale, prices related to prevailing market prices, fixed prices or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	exchange distributions in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlements of short sales;
●	transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such Shares at a stipulated price per Share;
●	writings or settlements of options or other hedging transactions, whether through an options exchange or otherwise;
●	combinations of any such methods of sale; or
●	any other methods permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Shares or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the Shares will be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

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We are required to pay certain fees and expenses incurred by us incident to the registration of the Shares. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholder will be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any Shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the Common Stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act.

THE SELLING STOCKHOLDER

This prospectus relates to the possible resale of up to 1,406,061, shares of our Common Stock, consisting of up to (i) 606,406 Purchased Shares and (ii) 800,000 Warrant Shares that may be resold from time to time pursuant to this prospectus by the Selling Stockholder. We are registering the Shares pursuant to the provisions of the Stock Purchase Agreement in order to permit the Selling Stockholder to offer the shares for resale from time to time.

All expenses incurred with respect to the registration of the Shares will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the Selling Stockholder in connection with the sale of such Shares.

Neither the Selling Stockholder nor any of its associates or affiliates has held any position, office, o rother material relationship with us in the past three years.

The Shares being offered hereby are being registered to permit public secondary trading, and the Selling Stockholder may offer all or part of the Shares for resale from time to time. However, the Selling Stockholder is under no obligation to sell all or any portion of the Shares. Except for the investment in the Purchased Shares and the Warrants, the Selling Stockholder has not had any material relationship with us within the past three years.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to this Offering	Common Stock Being Offered	Common Stock Beneficially Owned After this Offering

Triton Funds LP (1)	1,406,061	1,406,061	-

(1) Consists of up to 1,406,061 shares of Common Stock to be sold by Triton Funds LP pursuant to the Stock Purchase Agreement and Warrants. Casey Barraza exercises voting and dispositive power with respect to the shares of our Common Stock that are beneficially owned by Triton Funds LP.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL STATEMENTS
AND RESULTS OF OPERATIONS

Overview

Our company was formed on January 12, 2018. We are developing payment and check-out systems for purchases on e-commerce sites using cryptocurrencies and direct bank transfers. Initially, our payment and check-out systems will focus on B2C applications; eventually we plan to add B2B capabilities. Our check-out system is based upon blockchain technology and is designed to reduce costs, increase speed, security and ease of use. We believe that users of our systems should enjoy a seamless check-out experience compared to current online shopping solutions, and that merchants will realize cost savings and other advantages over credit-card based payment systems.

On June 27, 2018, we consummated the Business Combination and related transactions contemplated by the Contribution Agreement. Pursuant to the Contribution Agreement, B4MC issued 17,001,312 shares of its $0.001 par value common stock to the Sellers in exchange for a 100% ownership interest in us, resulting in 22,668,416 post-merger shares of B4MC common stock issued and outstanding.

On June 29, 2018, we filed a Current Report on Form 8-K with the Securities and Exchange Commission which fully describes the transaction set forth herein.

Critical Accounting Policies

Our significant accounting policies are summarized in Note 3 to our financial statements. However, certain of our accounting policies require the application of significant judgment by our management, and such judgments are reflected in the amounts reported in our financial statements. In applying these policies, our management uses its judgment to determine the appropriate assumptions to be used in the determination of estimates. Those estimates are based on our historical experience, terms of existing contracts, our observance of market trends, information provided by our strategic partners and information available from other outside sources, as appropriate. Actual results may differ significantly from the estimates contained in our financial statements.

Results of Operations

For the Fiscal Years Ended March 31, 2020 vs March 31, 2019

Revenues

We had no revenue generation operations during the fiscal years ended March 31, 2020 and 2019.

General and Administrative Expenses

General and administrative expenses for the fiscal year ended March 31, 2020 were $125,039 as compared to $1,331,947 for the comparable prior year period, a decrease of $1,206,908 or 90.6%. The decrease is primarily a result of a decrease of approximately (i) $1,150,000 in stock-based compensation for stock options granted to our chief financial officer and a consultant for services; (ii) $68,000 in professional fees; and (iii) $59,000 in other administrative costs.

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For the Three Months Ended December 31, 2020 vs December 31, 2019

Revenues

We had no revenue generating operations during the three months ended December 31, 2020 and 2019.

Research and Development

Research and development expenses for the three months ended December 31, 2020 were $18,846 as compared with $781 for the prior year period, an increase of $18,065. The increase is primarily a result of available resources to invest in product development.

General and Administrative Expenses

General and administrative expenses for the three months ended December 31, 2020 were $229,999 as compared with $35,938 for the prior year period, an increase of $194,061. The increase is primarily a result of (i) the first quarter of payroll expenses being reported in the approximate amount of $73,000; and (ii) stock-based compensation in connection with stock option grants to two employees in the approximate amount of $164,000.

For the Nine Months Ended December 3, 2020 vs December 31, 2019

Revenues

We had no revenue generating operations during the nine months ended December 31, 2020 and 2019.

Research and Development

Research and development expenses for the nine months ended December 31, 2020 were $32,773 as compared with $3,390 for the prior year period, an increase of $29,383. The increase is primarily a result of available resources to invest in product development.

General and Administrative Expenses

General and administrative expenses for the nine months ended December 31, 2020 were $544,014 as compared with $102,417 for the prior year period, an increase of $441,597. The increase is primarily a result of (i) the first quarter of payroll expenses being reported in the approximate amount of $73,000; (ii) increased professional fees related to investment activity and litigation of approximately $68,000; (iii) stock-based compensation in connection with stock option grants to two employees in the approximate amount of $164,000; and (iv) $162,000 of stock-based compensation for the issuance of 150,000 shares of our common stock to a consultant in lieu of cash.

Liquidity and Capital Resources

Liquidity and Capital Resources as of March 31, 2020

As of March 31, 2020, we had cash of $7,838, a decrease of $11,648 as compared to a cash balance of $19,486 as of March 31, 2019.

During the fiscal year ended March 31, 2020, net cash of $132,898 used in operating activities was composed of our net loss of $125,039 and a decrease in accounts payable and accrued expenses of $7,859.

During the fiscal year ended March 31, 2020, net cash of $121,250 was provided by financing activities, which was composed of the issuance of 121,250 shares of our common stock to three investors in consideration of $121,250 in cash.

Liquidity and Capital Resources as of December 31, 2020

As of December 31, 2020, we had cash of $603,256 as compared to $7,838 as of March 31, 2020.

During the nine months ended December 31, 2020, we had net cash of $233,332 used in operating activities, which was composed primarily of our net loss of $576,787 and offset by stock-based compensation of (i) $162,000 in connection with the issuance of 150,000 shares of our common stock to a consultant in lieu of cash for services; and (ii) $164,217 in connection with employee stock option grants.

During the nine months ended December 31, 2020, we had net cash of $828,750 provided by financing activities as a result of the issuance 878,750 shares of our common stock to private investors at a price of $1.00 per share, net of $50,000 paid for a placement agent fee.

There were no options or warrants exercised during the nine months ended December 31, 2020 and the fiscal years ended March 31, 2020 and 2019.

Our financial statements have been presented on the basis that we are a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We incorporated our business on January 12, 2018. During the nine months ended December 31, 2020, we reported a net loss of $576,787 and negative cash flows of $233,332 from operating activities. As a result, management believes that there is substantial doubt about our ability to continue as a going concern.

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Prior to June 27, 2018, management was engaged in efforts to identify and negotiate a transaction with a public company quoted on the OTC Markets having shell status where a contemplated transaction would be treated as a reverse merger. On June 27, 2018, we consummated a transaction as contemplated by that certain Contribution Agreement made and entered into as of June 27, 2018 by and among B4MC Gold Mines, Inc. (“B4MC”), a Nevada corporation, and us. Pursuant to the Contribution Agreement, B4MC issued 17,001,312 shares of its $0.001 par value common stock to us in exchange for a 100% ownership interest in us resulting in 22,668,416 post-merger shares of B4MC common stock issued and outstanding. We financed our efforts to consummate this reverse merger transaction through the issuance of equity securities. In October 2018, we issued (i) 12,500 shares of our common stock, having a fair market value of $4.00 per share, or $50,000, in consideration for business advisory services, including research distribution services; and (ii) 1,250 shares of our common stock to an investor (the “Investor”) at $4.00 per share in consideration for $5,000 in cash. In November 2018, we issued an additional 6,250 shares of our common stock to the Investor at $4.00 per share in consideration for $25,000 in cash. We will require additional financing in order to continue to develop our product and execute on our business plan. However, there can be no assurances that we will be successful in raising the additional capital necessary to continue operations and execute on our business plan.

Any potential future sale of equity or debt securities may result in dilution to our stockholders, and we cannot be certain that additional public or private financing will be available in amounts or on terms acceptable to us, or at all. If we are required to raise additional financing, but are unable to obtain such financing, we may be required to delay, reduce the scope of, or eliminate one or more aspects of our operations or business development activities.

Commitments

We do not have any long-term commitments at December 31, 2020.

Off-Balance Sheet Arrangements

As of December 31, 2020, we did not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

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BUSINESS

We are developing payment and check-out systems for purchases on e-commerce sites using cryptocurrencies and direct bank transfers. Initially, our payment and check-out systems will focus on B2C applications; eventually we plan to add B2B capabilities. Our check-out systems are based upon blockchain technology and is designed to reduce costs, increase speed, security and ease of use. We believe that users of our systems should enjoy a seamless check-out experience compared to current online shopping solutions, and that merchants will realize cost savings and other advantages over credit-card based payment systems.

Our Corporate History

On June 27, 2018 (the “Closing Date”), RBC and B4MC Gold Mines, Inc., a Nevada Corporation (“B4MC” or the “Purchaser”), consummated the transactions contemplated by that certain Contribution Agreement (the “Contribution Agreement”) made and entered into as of June 27, 2018 by and among RBC, the Sellers (as defined below) and the Purchaser.

Pursuant to the Contribution Agreement the Sellers contributed, transferred, assigned and conveyed to B4MC all right, title and interest in and to one hundred percent (100%) of the issued and outstanding Common Stock of RBC for an aggregate of 17,001,312 shares of Common Stock, par value $0.001 per share, of B4MC (the “Purchaser Common Stock”), (such transaction, the “Business Combination”). As a result of the Business Combination, RBC became a 100% wholly owned subsidiary of B4MC.

Prior to the Business Combination, B4MC was a “shell company,” as such term is defined in Rule 12b-2 under the Exchange Act. As a result of the Business Combination, we have ceased to be a “shell company.” The information contained in this Report constitutes the information necessary to satisfy the conditions contained in Rule 144(i)(2) under the Securities Act.

On the Closing Date, B4MC consummated the transactions contemplated by the Contribution Agreement by and among B4MC, RBC, Gert Funk, Joseph Page, PacificWave Partners Limited, PacificWave Partners UK Ltd. and Saxton Capital Ltd (collectively referred to herein as the “Sellers”, individually each a “Seller”).

Pursuant to the Contribution Agreement the Sellers contributed, transferred, assigned and conveyed to B4MC all right, title and interest in and to all of the issued and outstanding shares of Common Stock of RBC for an aggregate of 17,001,312 shares of Purchaser Common Stock. As a result of the Business Combination, RBC became a 100% wholly owned subsidiary of B4MC.

The Business Combination was treated as a “reverse acquisition” of RBC for financial accounting purposes. RBC was considered the acquirer for accounting purposes, and the historical financial statements of BFMC before the Business Combination were replaced with the historical financial statements of RBC before the Business Combination in all future filings with the SEC. The Purchaser Common Stock issued to the Sellers in connection with the Business Combination have not been registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(a)(2), which exempts transactions by an issuer not involving any public offering, and Regulation D and/or Regulation S promulgated by the SEC under that section. These shares may not be offered or sold in the United States absent registration or an applicable exemption from registration. In this prospectus, references to RocketFuel, the “Company,” “we” and similar terms are to B4MC following the consummation of the reverse acquisition. In September 2018 B4MC changed its name to RocketFuel Blockchain, Inc.

The foregoing description of the Contribution Agreement does not purport to be complete. For further information, please refer to the copy of the Contribution Agreement included as Exhibit 2.1 to the Current Report on Form 8-K which was filed with the SEC on June 29, 2018. There are representations and warranties contained in the Contribution Agreement that were made by the parties to each other as of the date of execution. The assertions embodied in these representations and warranties were made solely for purposes of the Contribution Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating their terms. Moreover, some representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality that is different from certain standards generally applicable to shareholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. For these reasons, investors should not rely on the representations and warranties in the Contribution Agreement as statements of factual information.

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Our Business

We provide check-out and payment systems that securely automate and simplify the way online payment and shipping information is received by merchants from their customers. Our check-out systems are designed to enhance customers’ data protection, enabling consumers to pay for goods and services using cryptocurrencies or by direct transfers from their bank accounts without exposing spending credentials such as credit card data. At the same time, our check-out systems are designed to increase the speed, security and ease of use for both customers and merchants and include a merchant portal that provides detailed transactions and metrics about payments received by the merchant. They also includes a customer portal where shoppers are able to track their payments, configure payment defaults and connect with various cryptocurrency exchanges and banks to facilitate payment to merchants. Merchants are able to integrate a unique pop-up user interface that allows customers to pay directly from their ecommerce checkout page with no need to redirect to another website or web page.

Our merchant portal is updated instantly when a payment transaction is made on the merchant website. The merchant is notified of the transaction and can see the transaction details, including the customer that made the transaction, the transaction amount and the transaction items. This information is added to the merchant dashboard where various metrics are tracked and displayed to the merchant, including information about the various cryptocurrencies that are used for payments to that merchant and the funds received by the merchant from the different currencies. In addition to different metrics, merchants are able to see a variety of reports, and are able to configure various options including settlement options from their portal.

Customers of merchants that use the RocketFuel payment solution are able to track their payments in their online portal. They are also able to track payments they made to all the merchants that are integrated with the RocketFuel payment technology within one consolidated user portal. They are able to connect to multiple exchanges including Coinbase, Binance, Kraken, Gemini and others to pay directly from them. They can also pay from any cryptocurrency wallet. Customers are able to connect with multiple bank accounts to pay from as well. These customers are able to make payment with any of these payment options with 1, 2, or 3 clicks from the merchant checkout page. By default, these customers can choose from dozens of cryptocurrencies to pay from.

Our payment user interface allows customers to easily onboard as well as to pay for merchants’ products or services with a variety of cryptocurrencies or via bank transfers. The user interface is displayed as a stand-alone popup that allows the creation of new accounts as well as payment directly from crypto exchanges, crypto wallets, and bank accounts, with no redirects to browser tabs or pages. This can be integrated as a plugin on the merchant checkout page or as a browser extension. The plugin comes integrated with popular ecommerce platforms including WooCommerce, Shopify, Prestashop and others. The browser extension is integrated with popular browsers including Chrome, Chromium, Opera, Firefox, and Edge. The payment interface is designed for both web and mobile checkout experiences. Merchants are able to integrate the RocketFuel payment interface to their checkout page with software development kits (SDKs) that are available via the merchant portal. Application programming interfaces (APIs) are also available to the merchant for deeper integration into backend systems, ERP platforms, and other third-party platforms.

The RocketFuel payment solution utilizes a variety of blockchains in its execution including Bitcoin, Ethereum and others where the payment transactions are stored. A significant benefit of this technology is that the entire shopping cart checkout process will be accomplished via a distributed ledger or “blockchain,” meaning that merchant websites will no longer required to operate complex payment and check-out infrastructures.

Our solution is designed to be implemented on an eCommerce site’s check-out page. The technology will also be used for different scenarios, including paying for services, paying invoices, and other payment strategies. In addition, under a future version of our payment system, advertisements in which the entire check-out process is embedded will be able to be placed on third party websites and sales may be completely finalized there. Thus, our technology will enable eCommerce strategies that can include advertisements with a fully integrated check-out process. We believe that this has never before been accomplished in any eCommerce arrangement. We believe that such advertisements will provide significant new sales channels to retailers that are simply not possible with legacy check-out solutions. We also believe that transactions costs on our system will be significantly less expensive than the cost of credit-card transactions.

The “single-click” RocketFuel check-out solution is based on a streamlined one- to-three-click check-out process for eCommerce purchases. The system is designed to operate identically across merchant channels with all participating merchants. eCommerce merchants are able to encode their check-out protocol to support our technology and the merchants will no longer have to administer complex check-out and payment gateways at their eCommerce websites. At the same time, consumers are able to experience enhanced data protection opportunities and significantly improved convenience.

With the RocketFuel check-out systems, consumers will no longer have to enter credit card information or shipping details every time they want to buy online. Payment and shipping information will be handled automatically. Using the RocketFuel payment solution, credit card data or other spending authority will no longer be shared or transmitted and exposed online. Rather, payments will be made via 100% secure cryptocurrency conveyance or direct bank transfer on the blockchain.

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With the RocketFuel check-out systems, eCommerce merchants are able to find all necessary details for order fulfilment, including item ID, shipping, and payment via the RocketFuel blockchain. Payment will be accomplished automatically and sent instantly. By using the RocketFuel blockchain solution, transaction transmissions may include both payment and shipping information from the consumer to the eCommerce merchant. RocketFuel checkout systems may be served anywhere and potentially on any website. Indeed, special versions of these systems will work in the physical world, such as in-store check outs, without need for any eCommerce website.

Cryptocurrencies are stored in different types of cryptocurrency wallets. These wallets can include mobile wallets, web wallets, desktop wallets, hardware wallets, and exchange wallets. Currently, it can be a difficult, confusing and multi-step process to use these wallets to make cryptocurrency payments. With RocketFuel’s blockchain solution, cryptocurrency holders can use any of the above digital wallets to make payment for products or services to any RocketFuel merchant with 1, 2, or 3 steps. Our payment technology allows payment directly from these wallets to merchants. This includes integration with the largest cryptocurrency exchanges available including Coinbase, Binance, Kraken, Gemini, and others, allowing payments directly from crypto exchange wallets. Additionally, instead of allowing payment with only Bitcoin, RocketFuel merchant customers are able to pay with dozens of cryptocurrencies to the various merchants with our technology integrated. Merchants do not need to understand or hold the different cryptocurrencies because RocketFuel exchanges these currencies to the fiat currency of the merchant, currently USD, and allow settlement with fiat currency to the merchant bank account.

Using the “single-click” RocketFuel check-out technology and check-out button, consumers will no longer be re-directed to a third-party website or any payment processor websites requesting personal data, payment details or shipping information. No payment card data will be shared with the eCommerce merchant or any other third party. RocketFuel’s solution is a non-custodial platform; therefore possession and custody of all funds will be 100% exclusive to the consumer, and no control of funds will ever be available to any third party, including us. Each blockchain transaction will be transparent and available to the merchant via the merchant portal provided by RocketFuel Upon receipt of transactions, merchants will be able to immediately respond by delivering the correct product to the correct client via conventional shipping services.

With the RocketFuel solution, eCommerce merchants will need no contact or other information exchange with the consumer in order to receive their payment or shipping details. Instead, they will have immediate visibility of payments from customers via the RocketFuel payment system, which may be integrated into merchants’ fulfillment centers.

Our Process

Customers will go to merchants to make purchases on merchant websites or mobile apps. On the checkout page, along with other payment options, RocketFuel enabled merchants will have a ‘Pay with Crypto’ or similar labeled button. Customers that click this button will experience a pop-up that provides various payment options. These payment options include: Crypto Wallet, Coinbase, Kraken, Gemini, Binance, BitStamp and Bank Accounts. The payment amount in USD (or other fiat currency) will also be displayed along with the description of the product they are purchasing. They will be able to select the appropriate payment option. Based on the selected option they will be presented with a variety of cryptocurrencies that are supported by the specific exchange or bank. The cryptocurrency will amount needed to pay for the order as well as the fiat amount needed will be displayed with each cryptocurrency listed. The available balance of the cryptocurrency in the wallet is also displayed. This gives clear visibility of the payment source, the available cryptocurrencies, and the available balance for each cryptocurrency currently available in the customer wallet.

The customer is able to select the payment method, such as Coinbase or Gemini, to make the payment. He/she can select the payment currency, such as Bitcoin or Litecoin. The customer then clicks the Pay Now button in the popup widget and the payment is immediately sent to the merchant for payment of the product or service with one click. If the customer has two-factor authentication (2FA) enabled, they are prompted for the 2FA code before the payment is sent.

Customers have the exact same process to pay with bank accounts. They are able to select a bank account that they have previously connected to, such as Bank of America or Wells Fargo. They can select the currency (currently only USD is supported). When they click Pay Now the payment is sent to the merchant. If 2FA is enabled, they will need to provide the 2FA code before the funds are sent.

When funds are sent the merchant will receive an email notification. They can immediately see the transaction in their merchant portal as well as related statistics about this and other payments. Customers are also notified by email when a payment is sent. They can also log into their portal to see the payment information and status. Payment updates can also be integrated directly to the merchant backend system with our APIs.

Customers can also request refunds. The merchant is provided the tools to accept and execute a refund in crypto or cash or to deny the request.

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Industry Background and Trends

Industry Background

A blockchain, also known as a “distributed ledger technology,” is a sequential, ever-growing, time-stamped set of records that are grouped in blocks and maintained by disparate participants. Each block is interdependent, making alterations of records economically difficult if not outright impossible. A Blockchain includes, but is not limited to, the following features:

●	The Blockchain is a decentralized and distributed digital ledger that is used to record and secure transactions across multiple computers.
●	The transactions on the Blockchain cannot be changed.
●	All transactions on the Blockchain can be verified and audited inexpensively by anyone.
●	The blockchain confirms that each unit of value was transferred only once.
●	A blockchain database consists of two kinds of records: transactions and blocks. Blocks hold batches of valid transactions that are hashed and encoded.
●	Each block includes the hash of the prior block in the blockchain, linking the two.
●	The linked blocks form a virtual “chain.”

The blockchain, being a globally distributed ledger running on millions of devices, is capable of recording transfers of anything of value. Transactions in money, equities, bonds, titles, deeds, contracts, and virtually all other kinds of assets can be implemented and stored securely, privately, and from peer to peer, because trust is established, not by powerful intermediaries like banks and governments, but by network consensus, cryptography, collaboration, and sophisticated code. For the first time in human history, two or more parties, be they businesses or individuals who may not even know each other, can forge agreements, make transactions, and build value without relying on intermediaries (such as banks, payment institutions, rating agencies and other third parties) to verify their identities, establish trust, or perform the critical business logic contracting, clearing, settling, and record-keeping tasks that are foundational to all forms of commerce.

Given the promise and risks associated of such a disruptive technology, many firms in all kinds of industries, such as banks, insurers, audit and other professional service firms, are investing in, and implementing, blockchain solutions, often to take advantage of the opportunities to reduce friction (by which it is meant fewer clicks for the user on our user interface) and costs. After all, most financial intermediaries themselves rely on a dizzying, complex, and costly array of intermediaries to run their own operations.

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Blockchain Technologies for eCommerce Payments and Check-out Solutions

RocketFuel blockchain technologies are intended to solve many of the issues with traditional payment methods. By utilizing blockchain technology, our system will be designed to credit payments faster, with little or no transaction costs, and significantly more secure than current payment systems, while enabling consumers to retain more control over their data.

Traditional online and offline payment methods route transactions through banks, card-schemes and expensive clearing houses before the money is actually credited to the merchant’s account. And the consumers must send and expose sensitive data online, making it vulnerable to hackers and fraudsters. The blockchain has the ability to provide solutions that can remove the need for third parties such as VISA, MasterCard, acquirers/banks and other intermediaries and make the payments faster, cheaper and more frictionless. Blockchain technologies enable at the consumer to control his or her personal, sensitive data without the need to share payment credentials, personal information or other vulnerable data. This will remove the need for expensive and complex third-party anti-fraud tools, transaction monitoring software, and the like, eliminating the possibility for consumers to have their data stolen and mis-used, such as recently experienced in the Facebook data scandal.

We believe implementing blockchain technologies in the eCommerce industry will be game changing not only for the payment regimes but also for the way consumers interact with merchants and each other in a peer-to-peer environment, creating multiple benefits and opportunities for both the merchants and the consumers; as described below:

Cheaper Transactions. No intermediaries such as digital wallets and other traditional payment methods, card-schemes and acquirers, are required. Instead, the system is based on self-executing contract instructions with no complexity of transfers and transactions.

Faster Transactions. The merchants will no longer have to wait days for the card-processors and acquirers to settle the transactions. With the blockchain, the transactions, payments and shipping and order details will be encoded in the data-load files encoded in the transactions instant stored and logged on the blockchain.

Transparency. The blockchain can store the entire owner history of a product, no matter where the product goes and how many times it is re-purchased. Thus, the blockchain can help eliminate the fraud and brings transparency to both consumers and merchant.

Creating Decentralized Blockchain-Based eCommerce Marketplaces. Because of the security that both the network and the cryptography provide, blockchain technology provides a secure system through which individuals and businesses can directly interact and transact with each other without the need for another intermediary. The only minor fees that will be paid are for the network behind the blockchain for validating transactions and securing the network. Both buyer and seller pay no fees to a marketplace company, because technically, there is no company. The platforms through which e-commerce will be conducted in such eCommerce marketplaces are blockchain applications. Because blockchains are decentralized, there is no central party, or company, that sets the rules and decides how users will transact with one another. The users, thus individuals and businesses, determine how the platform will develop and function.

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Security and Consumer Data Protection. Sending consumer data using the blockchain instead of the traditional methods using third party gateways eliminates the possibility for the hackers and fraudsters to steal and mis-use the consumer’s sensitive data. Also, on the database level, the blockchain provides remarkable attributes. For example, it has previously been impossible to assure a database was not manipulated by criminal actors. As the blockchain regime is currently designed, data stored on a blockchain cannot be changed by any means. Further, the blockchain is designed such that it is with the highest certainty that only a possessor of a ‘private key’ can cause a transaction to occur. This assures security at a level never before possible in any computing system. With these properties, blockchain now enables improvement in known systems whereby excellent performance never before possible is realized. In another important example, even the highest sophisticated financial systems have been nevertheless exposed to hacking. Because security of the blockchain itself is believed by most to be near perfect and has been very rigorously tested as such, hacking is probably impossible. The cryptography used in blockchain systems has to date been impenetrable. Therefore, we believe that the systems built on the blockchain will bring near perfect security that cannot be hacked.

Hacker-Proof. To our knowledge, blockchains have remained 100% immune to hacking since inception. It has now become generally accepted that a blockchain is likely to be among the first computer data constructs that can be considered ‘hack proof’.

Anti-Money Laundering Features. Blockchain technologies can be used in powerful anti-money laundering systems as every transaction is ‘laid open’ and available to all system users. Transactions on the blockchain cannot be hidden from the public and they are forever recorded in the ledger.

Our Growth Strategy

The first prototype of our blockchain based check-out solution was developed from 2019 through 2021 and we launched our first product in a live environment in March 2021. We intend to continue to develop our technology to obtain proof of concept with several larger US eCommerce merchants, social media and blogsites. In February 2021 we commenced a pilot program for testing our check-out solution with two travel merchants based in US which has been set live in March 2021.

We have contracted with a development team of 10 blockchain experts, reporting to our CTO, to oversee the development of our blockchain-based check-out solution. We have recently retained a Vice President for Marketing and Development to push our social media strategy and to approach new merchants and partners.

Our Sales and Marketing

We believe that our business development team is highly experienced within eCommerce and online marketplaces. With connections to several larger eCommerce merchants, we believe that it will secure our growth and bring us revenue commencing in 2021. Our sales and marketing efforts will focus on a few larger eCommerce merchants rather than many smaller merchants and will be scaled up as funding permits. We believe that a strong proof-of-concept window with our technology functionally displayed in scale will attract merchants to our technology, and we intend to sell the technology both on a per transaction fee and on a license fee basis.

Our Revenue Model

We anticipate that our revenues will be derived primarily from transaction and commission fees from eCommerce merchants. Appreciable revenue generation comes with user adoption. User adoption is a difficult matter to predict in the cryptocurrency community and many have set out with optimism and failed to achieve good user adoption. In the future we may also charge our merchant customers set-up fees and license fees as well as fees for added merchant services that we may develop, such as fulfillment and order processing services.

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Our Competition

While there are small crypto payment providers currently in the market, our primary competitor will be Bitpay, which is already well established as the leading crypto payment technology in the market. Compared with Bitpay, we believe that RocketFuel offers a much better user experience for crypto payments, more choices to crypto holders, more features and value to merchants. While Bitpay allows payment only with Bitcoin, RocketFuel allows payment with over 40 cryptocurrencies and will be adding more options to customers. Unlike Bitpay, RocketFuel offers payments from any crypto wallet and from multiple crypto exchanges. RocketFuel offers a user experience that solve both the problem with complex onboarding and complex crypto payment experiences, which we believe is less complicated and more intuitive. RocketFuel also offers services that Bitpaty currently does not, such as providing merchants immediate visibility of payment transactions, real time metrics of transactions and customers, easy integration to ecommerce checkout as well as deep integration to backend platforms.

We also expect to have future competition from traditional payment platforms including Paypal, Visa and Mastercard, but do not expect these providers to have a competitive solution until 2022.

Our technology is designed to be compliant with the European Union’s new General Data Protection Regulation (GDPR) and other governmental regulations and initiatives to protect the consumer’s data.

Government Regulation

Our clients are subject to federal, state and foreign laws regarding privacy and the protection of user data. Foreign data protection, privacy, consumer protection, content regulation and other laws and regulations are often more restrictive than those in the United States. As the blockchain industry is still relatively new and in the midst of significant development, there are also potential federal legislative proposals and various state legislative bodies and foreign governments concerning data protection, tracking, behavioral advertising and consumer protection that could affect our clients.

As of May 25, 2018, the European Union’s GDPR has been enforced for all organizations doing business in Europe. GDPR aims to harmonize European data privacy laws, protect and empower all EU citizens’ data privacy, and set the guidelines on how to embed data privacy controls within participating organizations.

We believe that our blockchain based check-out solution will help our clients to be compliant with the enhanced privacy rules and regulations as our technology will enable the consumers to pay for goods online without exposing spending credentials (credit card data) with the eCommerce merchants.

Employees

As of April 7, 2021, we have 6 employees and an outsourced technical team of 10 developers.

Properties

We rent an office in San Francisco, California on a month-to-month basis.

Legal Proceedings

Other than as set forth below, we are not the subject of any pending legal proceedings; and to the knowledge of management, no proceedings are presently contemplated against us by any federal, state or local governmental agency. Further, to the knowledge of management, no director or executive officer is party to any action in which any has an interest adverse to us.

On October 8, 2020, we filed a lawsuit in the U.S. District Court for the Central District of California against Joseph Page, our former director and chief technology officer. On January 13, 2021, the case was transferred to the U.S. District Court for the District of Nevada, Las Vegas Division. The causes of action include securities fraud under Federal and California law; fraud, breach of fiduciary duty, negligent misrepresentation and unjust enrichment under California law; and violation of California Business and Professions Code §17200 et seq.

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We are seeking injunctive and declaratory relief as well as damages of at least $5.1 million. On May 29, 2019, Mr. Page resigned from our board. After his resignation, we retained independent patent counsel to review our patent applications. In connection with this review, we discovered certain deficiencies in some of the applications and in their assignments to us. We determined that all of the applications had been abandoned. Based on this review, we decided to refile three of our applications with the U.S. Patent and Trademark Office, which we did in May 2020. It is our belief that the three newly filed patent applications cover and/or disclose the same subject matter as we disclosed in the five original patent applications. In this case, our rights may be subject to any intervening patent applications made after the dates of the original applications. In the lawsuit, we are alleging that Mr. Page was aware of the abandonments when he assigned the patents to RocketFuel Blockchain Company (“RBC”), a private corporation that he controlled, and that he failed to disclose to us the abandonments when we acquired RBC in exchange for shares of our Common Stock. Mr. Page has filed an answer denying our clams and has asserted cross- and counterclaims against us and several of our shareholders alleging breach of contract and fraud. We intend to vigorously contest these allegations.

On March 2, 2021, we filed a lawsuit in the U.S. District Court for the Southern District of New York against Ellenhoff Grossman & Schole LLP (“EGS”) for negligence and legal malpractice, breach of contract and breach of fiduciary duty. EGS had represented RBC prior to the Business Combination and represented us after the closing of the Business Combination through August 2019. In the litigation against Mr. Page, he has alleged that he provided information to an EGS partner that the patent applications had been abandoned and that EGS failed to inform RBC and us of the fact. We are seeking damages and the return of legal fees previously paid.

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MANAGEMENT

Directors and Executive Officers

Our board of directors is currently comprised of three directors. Our directors and named executive officers, their ages and positions, as well as certain biographical information of these individuals, are set forth below.

Name	Age	Positions Held with the Registrant
Gert Funk	55	Chairman of the Board
Peter Jensen	55	Chief Executive Officer and Director
Bennett Yankowitz	65	Chief Financial Officer, Secretary and Director,
Rohan Hall	55	Chief Technology Officer
Kurt Kumar	44	Vice President, Marketing and Business Development

Biographies of Directors and Executive Officers

Gert Funk has been our Chairman since 2018. Mr. Funk has been a serial entrepreneur since 1990 with considerable experience and specialty in banking and payments processing. He has more than 14 years as director in various companies within banking and payments. Mr. Funk has since 2005 been CEO of CNG PRO ApS in Denmark and CNG PRO SARL in Monaco. CNG PRO is a European Payment Service Provider for International eCommerce merchants especially within travel and retail. From 2005 until 2013, Mr. Funk has also been CEO of BigeFinancials A/S, a fully EMI licensed company operating under the European Payment Directive and monitored by the Danish Financial Supervisory Authority, as well as a Principal Member of MasterCard. Mr. Funk has been approved as “Fit and Proper” and “Qualified CEO and owner” by the Danish Financial Supervisory Authority. Mr. Funk is currently also President of the Monaco Blockchain Association. Mr. Funk has received Masters degree in economics in Denmark.

Our Board has concluded that Mr. Funk is an appropriate person to represent management on our Board of Directors given his position as our Chairman, his professional credentials, and his experience in the banking and payments processing industry.

Peter M. Jensen has been our Chief Executive Officer since 2020. Mr. Jensen is an experienced IT executive with extensive global experience within enterprise software. From 2019 to2020 he was chief executive officer of Spanugo, a provider of security assurance applications, which was sold to IBM. From 2016 to2017 he was chief executive officer of Presidiohealth, a provider of software and services to health care providers to manage the patient experience. From 2014 to 2016 he was chief executive officer of ParStream, which created the first analytics database for the Internet of Things (IoT); this company was acquired by CISCO in 2016. From 2011 to 2014 he was chief executive officer of Stopthehacker.com, a provider of website security and privacy services. Previously, he held sales and marketing positions with several other technology companies including Symantec, Oracle and VMWare. Mr. Jensen holds an MBA from the Copenhagen Business School.

Our Board has concluded that Mr. Jensen is an appropriate person to represent management on our Board of Directors given his position as our Chief Executive Officer, his professional credentials, and his experience as a chief executive officer in the technology industry.

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Bennett J. Yankowitz has been our Chief Financial Officer since 2015. Mr. Yankowitz has more than 30 years of experience as a corporate attorney with leading law firms, specializing in securities, financial and merger and acquisition transactions, and has a background in financial analysis and real estate investment and development. He is of counsel to the law firm Shumaker Mallory LLP, and was previously of counsel to its predecessor firm Parker Shumaker Mills LLP. He was previously counsel to Kaye Scholer LLP and a partner of Heenan Blaikie and of Stroock & Stroock & Lavan LLP. From 2002 to 2014, he was a director of Proteus Energy Corporation, a California-based private oil and gas production and development company and was its Chief Executive Officer from 2008 to 2014. Mr. Yankowitz earned his B.A. degree in Mathematics from the University of California, Berkeley (1977), his J.D. degree from the University of Southern California (1980), where he was an editor of the Southern California Law Review, and his LL.M. degree (First Class Honours) from the University of Cambridge (1981), where he was an Evan Lewis-Thomas Scholar at Sidney Sussex College. He is a member of the California and New York bars.

Our Board has concluded that Mr. Yankowitz is an appropriate person to represent management on our Board of Directors given his position as our Chief Financial Officer, his professional credentials, and his experience as a corporate attorney with leading law firms, specializing in securities, financial and merger and acquisition transactions.

Rohan Hall has been our Chief Technology Officer since 2020. Mr. Hall is an experienced IT executive with extensive experience in blockchain and fintech. From 2018 to 2020, he was the Founder and CEO/CTO of Vottun, a blockchain startup, where he developed end-to-end blockchain products in education, healthcare and supply chain management. From 2017 to 2019 he was Senior Emerging Technology Architect for Capital Group| American Funds, a large financial services company, researching, educating, driving and architecting technology innovation with new emerging technologies including blockchain, cognitive computing, and artificial intelligence. From 2014-2016 he was Founder/CEO/CTO of Tradesocio, a fintech startup, where he built one of the first online social trading platforms in the fintech industry. From 2010 to 2017 he was Founder and CEO of Cool Mojito, a boutique technology development and consulting firm that focus on helping businesses build their technology and growth strategy.

Kurt Kumar joined our company in 2021 as Vice President, Marketing and Business Development. Mr. Kumar has over 20 years’ experience in tech, having driven strategic roadmaps and meeting business objectives at Universal, Warner, Sony, ATT and more. He is also well known for running crypto conference BLOCK-CON and a frequent speaker on blockchain, crowdfunding and related technologies. From 2006 to 2021 he was the president of Capilarity, a consulting company specializing in product management and end-to-end phases of product life cycle (ideation, requirements analysis, design, MVP, beta, launch, campaigns, acquisitions, feedback). He received his Master of Science - Computer Science (2005) from California State University, San Bernardino, and Bachelor of Engineering - Mechanical Engineering (1998) from Manipal Institute of Technology (Mangalore University), Karnataka, India

Stockholder Communications with the Board of Directors

Pursuant to procedures set forth in our bylaws, our Board of Directors will consider stockholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of stockholders. To be timely, the notice must be received within the time frame identified in our bylaws. To be in proper form, the notice must, among other matters, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating stockholder and each nominee and information about the nominating stockholder and each nominee. These requirements are detailed in our bylaws, which were included in our previous filings with the SEC on Form 10-K and 8-K. A copy of our bylaws will be provided upon written request to the Chief Financial Officer at RocketFuel Blockchain, Inc., 201 Spear Street, Suite 1100, San Francisco, CA 94105.

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Code of Ethics

We have adopted a Code of Ethics that allows for us to ensure that our disclosure controls and procedures remain effective. Our Code also defines the standard of conduct expected by our officers, directors and key employees. A copy of our Code of Ethics will be furnished without charge to any person upon written request. Requests should be sent to: Secretary, RocketFuel Blockchain, Inc., 201 Spear Street, Suite 1100, San Francisco, CA 94105.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our securities to file reports of ownership and changes in ownership with the SEC. Based solely on a review of copies of such forms submitted to us, we believe that all persons subject to the requirements of Section 16(a) filed such reports on a timely basis in fiscal 2020.

Corporate Governance and Guidelines

Our Board of Directors has long believed that good corporate governance is important to ensure that we manage our company for the long-term benefit of stockholders. During the past year, our Board of Directors has continued to review our governance practices in light of the Sarbanes-Oxley Act of 2002 and recently revised SEC rules and regulations. We intend to implement internal corporate governance guidelines and practices and will make such guidelines and practices available on its website at www.rocketfuelblockchain.com, when implemented.

Board Composition, Committees, and Independence

As we do not have any board committees nor any “independent directors,” the Board carries out all functions that might otherwise be delegated to board committees.

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EXECUTIVE COMPENSATION

Summary Compensation Table

This section discusses the material components of the executive compensation program for our named executive officers. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

The following table provides information regarding the compensation awarded to, or earned by, our current and former named executive officers for the fiscal years ended March 31, 2020 and 2019.

Named Executive Officer	Fiscal Period	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Gert Funk	2020	$-	$-	$-	$-	$-	$-
Former Chief Executive Officer	2019	-	-	-	-	-	-

Bennett J. Yankowitz (1)	2020	$-	$-	$-	$-	$-	$-
Chief Financial Officer	2019	-	-	-	-	-	-

Former Named Executive Officer
Joseph Page (2)	2020	$-	$-	$-	$-	$-	$-
Former Chief Technical Officer	2019	-	-	-	-	-	-

(1)	On August 8, 2018, our Board of Directors approved the grant of options to purchase 500,000 shares of our Common Stock to Mr. Yankowitz pursuant to an exemption under Section 4(a)(2) of the Securities Act of 1933, as amended. Pursuant to the terms of the option agreement, these options are exercisable immediately on the date of grant at an exercise price of $3.00 per share and are exercisable for a term of 10 years from the date of grant. In determining the fair value of the stock option, we used the Black-Scholes pricing model having the following assumptions: i) stock option exercise price of $3.00; ii) fair market value of our Common Stock of $4.00, which was based on available valuation factors made available to us during the period from the date of grant through the end of our fiscal quarter ended September 30, 2018; iii) expected term of option of 7 years; iv) expected volatility of our Common Stock of approximately 40%; v) expected dividend rate of 0.0%; and vi) risk-free interest rate of approximately 2.80%. As a result, we recorded stock-based compensation of $1,100,350 during the fiscal year ended March 31, 2019.

(2)	On May 29, 2019, Mr. Page resigned as a director. On August 1, 2019, we terminated Mr. Page as our chief technology officer and as an officer of our subsidiary, RocketFuel Blockchain Company.

Employment Agreements and Other Arrangements with Named Executive Officers

Peter Jensen

Mr. Jensen’s employment agreement initially provided for a base salary of $7,500 per month, which was to increase to $20,000 per month once we had received gross proceeds of at least $2,000,000 in subsequent equity round financings. Our Board determined that the conditions for the salary increase occurred on February 1, 2021. He is also entitled to a performance bonus of $25,000 per calendar quarter based on his achieving quarterly financial and business objectives and milestones to be determined by our board of directors.

Mr. Jensen also received a grant of options to purchase 2,393,842 shares of our Common Stock. The options will be issued under our 2018 Plan. The options will (i) be incentive stock options, (ii) have an exercise price equal to $1.08 per share, which is the fair market value per share of our Common Stock on September 15, 2020, as determined by an independent valuation by a qualified appraiser, (iii) have a term of 10 years, (iv) vest and become exercisable as to 1/48th of the shares subject to the options on the 15th day of each calendar month during the term of his employment agreement, commencing on October 15, 2020, (v) be subject to the exercise, forfeiture and termination provisions set forth in the Plan and (vi) otherwise be evidenced by and subject to the terms of our standard form of stock option agreement.

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Under the employment agreement, upon our closing of an equity funding, in one or more rounds prior to April 30, 2021, resulting in aggregate gross proceeds to us of $2,000,000 or more, Mr. Jensen is to receive warrants to purchase 265,982 shares of our Common Stock. Our Board determined that the conditions for the warrant grant occurred on February 1, 2021. The warrants will have a term of 10 years, be fully vested on the date of issuance, and have an exercise price equal to $1.00 per share, the weighted average price per share paid by the investors in such equity funding rounds.

Mr. Jensen’s employment agreement renews on a month-to-month basis. If Mr. Jensen should voluntarily terminate his agreement, or if we terminate his agreement other than for cause (as defined in the 2018 Plan), then he will be entitled to 12 months of accelerated vesting of his stock options.

Gert Funk

Mr. Funk has received a grant of options to purchase 500,000 shares of our Common Stock. The options will be issued under our 2018 Plan. The options will (i) be incentive stock options, (ii) have an exercise price equal to $1.08 per share, which is the fair market value per share of our Common Stock on March 15, 2021, as determined by an independent valuation by a qualified appraiser, (iii) have a term of 10 years, (iv) vest and become exercisable as to 1/48th of the shares subject to the options on the 15th day of each calendar month during the term of his employment agreement, commencing on April 15, 2021, (v) be subject to the exercise, forfeiture and termination provisions set forth in the Plan and (vi) otherwise be evidenced by and subject to the terms of our standard form of stock option agreement.

He will also receive a cash bonus equal to 2.5% of the net proceeds (i.e., adjusted for our costs) of any initial exchange offering (IEO), token generation event (TGE) or similar financing (a “Token Transaction”) completed on or before the date that is 12 months after the formal acceptance by the Board of a proposal for a Token Transaction (start date, milestones, responsibilities). In the event the Board decides to cancel the Token Transaction, Mr. Funk and the Board shall agree upon a mutually acceptable bonus structure in lieu of the foregoing.

Bennett Yankowitz

Mr. Yankowitz’s employment agreement provides for a base salary of $5,833 per month on the basis of a commitment of 20 hours per week. He is also entitled to a performance bonus of $7,500 per calendar quarter based on his achieving quarterly business objectives and milestones. In March 2021 he also received a grant of options to purchase 500,000 shares of our Common Stock. The options will be issued under our 2018 Plan. The options will (i) be incentive stock options, (ii) have an exercise price equal $1.08 per share, which is the fair market value per share of our Common Stock on March 1, 2001, as determined by an independent valuation by a qualified appraiser, (iii) have a term of 10 years, (iv) vest and become exercisable as to 1/48th of the shares subject to the options on the 1st day of each calendar month during the term of his employment agreement, commencing on April 1, 2021, (v) be subject to the exercise, forfeiture and termination provisions set forth in the Plan and (vi) otherwise be evidenced by and subject to the terms of our standard form of stock option agreement. 250,000 of the options will become fully vested and exercisable upon the achievement of business objectives and milestones.

Rohan Hall

Mr. Hall’s employment agreement provides for a base salary of $15,000 per month. He will also be entitled to a performance bonus of $10,000 per calendar quarter based on his achieving quarterly financial and business objectives and milestones to be determined by our board of directors.

Mr. Hall also received a grant of options to purchase 500,000 shares of our Common Stock. The options will be issued under our 2018 Plan. The options will (i) be incentive stock options, (ii) have an exercise price equal $1.08 per share, which is the fair market value per share of our Common Stock on September 14, 2020, as determined by an independent valuation by a qualified appraiser, (iii) have a term of 10 years, (iv) vest and become exercisable as to 1/48th of the shares subject to the options on the 14th day of each calendar month during the term of his employment agreement, commencing on October 14, 2020, (v) be subject to the exercise, forfeiture and termination provisions set forth in the Plan and (vi) otherwise be evidenced by and subject to the terms of our standard form of stock option agreement.

Mr. Hall also received two grants of additional options that vest upon the completion of certain business objectives. The first grant is for 100,000 shares of our Common Stock, based on achieving certain milestones for the completion of our cryptocurrency and bank payment solutions. The second grant is for 500,000 shares of our Common Stock, based on achieving certain milestones for the completion of our blockchain reservation system for the travel industry. The options will be issued under our 2018 Plan and will (i) be incentive stock options, (ii) have an exercise price equal to the fair market value per share of our Common Stock on September 14, 2020, as determined by an independent valuation by a qualified appraiser, (iii) have a term of 10 years, (iv) be subject to the exercise, forfeiture and termination provisions set forth in the Plan and (v) otherwise be evidenced by and subject to the terms of our standard form of stock option agreement.

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Mr. Hall’s employment agreement has a month-to-month term. If Mr. Hall should voluntarily terminate his agreement, or if we terminate his agreement other than for cause (as defined in the Plan), then he will be entitled to 12 months of accelerated vesting of his stock options.

Kurt Kumar

Mr. Kumar’s employment agreement provides for a base salary of $15,000 per month. He will also receive a cash bonus equal to 2.5% of the net proceeds (i.e., adjusted for our costs) of any Token Transaction completed on or before the date that is 12 months after the formal acceptance by the Board of a proposal for a Token Transaction (start date, milestones, responsibilities) sourced by Mr. Kumar. In the event the Board decides to cancel the Token Transaction, Mr. Kumar and the Board shall agree upon a mutually acceptable bonus structure in lieu of the foregoing.

Mr. Kumar also received a grant of options to purchase 484,768 shares of our Common Stock. The options will be issued under our 2018 Plan. The options will (i) be incentive stock options, (ii) have an exercise price equal $1.08 per share, which is the fair market value per share of our Common Stock on the date of grant, as determined by an independent valuation by a qualified appraiser, (iii) have a term of 10 years, (iv) vest and become exercisable as to (B) 1/4th of the shares subject to the options on February 15, 2022 and (B) with respect to the remaining 3/4ths of the shares subject to the options, 1/36th of such shares on the 15th day of each calendar month during the term of his employment agreement, commencing on March 15, 2022, (v) be subject to the exercise, forfeiture and termination provisions set forth in the Plan and (vi) otherwise be evidenced by and subject to the terms of our standard form of stock option agreement.

Mr. Kumar’s employment agreement has a month-to-month term. If Mr. Kumar should die during the term of his employment agreement, his options shall immediately vest to the extent of 1/48th of the total options granted for each month of employment prior to death.

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Outstanding Equity Awards at Fiscal 2020 Year End

The following table sets forth all outstanding equity awards held by our named executive officer as of March 31, 2020:

Option Awards
	Number of securities underlying unexercised options (#)		Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price	Option exercise date
Name	Exercisable	Unexercisable	(#)	($)	Date
Gert Funk	-	-	-	-	-
Bennett J. Yankowitz	500,000	-	-	1.08	-
Joseph Page	-	-	-	-	-

Option Exercises and Stock Vested During Fiscal 2020

There were no options exercised during the fiscal year ended March 31, 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the compensation arrangements, including employment, termination of employment, and change in control arrangements, and indemnification arrangements, discussed, when required, in the sections titled “Management” and “Executive Compensation,” there have been no transactions for the prior two-year period and no currently proposed transaction in which:

●	we have been or are to be a participant;
●	the amount involved exceeded or exceeds $120,000; and
●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

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PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of shares of our Common Stock, as of April 7, 2021, of:

●	each person known by us to beneficially own five percent or more of such shares;
●	each of our directors and current executive officers named in the Summary Compensation Table; and
●	our current executive officers and directors as a group.

Except as otherwise indicated, all shares are beneficially owned, and the persons named as owners hold investment and voting power.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of our Common Stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the applicable table below are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person. Subject to community property laws, where applicable, the persons or entities named in the tables below have sole voting and investment power with respect to all shares of our Common Stock indicated as beneficially owned by them.

The business address of each person listed below, unless otherwise specified, is RocketFuel Blockchain, Inc., 201 Spear Street, Suite 1100, San Francisco, CA 94105.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Gert Funk	5,006,228	20.7%
Peter Jensen (2)	664,956	2.7%
Bennett J. Yankowitz (3)	1,310,833	5.4%
Rohan Hall (4)	158,333	0.7%
All officers and directors as a group (five persons)	7,140,351	29.5%

Joseph Page Domaine de la Brague Route de Biot 289 F-06560 Valbonne France	5,100,394	21.0%

Carsten Mark Jensen (5) Rungstedvej 127 2960 Rungsted Denmark	2,172,908	8.9%

Henrik Rouf (6) Islands Brygge 75B, P1 2300 Copenhagen S Denmark	1,859,000	7.7%

Henrik Oerbekker (6) 9 rue des Aubepines L-1145 Luxembourg	2,113,071	8.7%

(1)	Based on 24,438,416 outstanding shares as of April 7, 2021.

(2)	Includes a warrant to purchase 265,982 shares of Common Stock at $1.08 per share, expiring February 15, 2031, and the vested portion of an option to purchase 2,393,842 shares of Common Stock at $1.08 per share, expiring September 15, 2030.

(3)	Includes an option to purchase 500,000 shares of Common Stock at $1.08 per share, expiring August 8, 2028, and the vested portion of an option to purchase 500,000 shares of Common Stock at $1.08 per share, expiring March 15, 2031.

(4)	Includes the vested portion of an option to purchase 500,000 shares of Common Stock at $1.08 per share, expiring September 14, 2030, and the vested portion of an option to purchase 600,000 shares of Common Stock at $1.08 per share, expiring February 15, 2031.

(5)	Represents shares held by Saxton Capital Ltd., which is controlled by Mr. Jensen’s mother and over which Mr. Jensen disclaims beneficial ownership.

(6)	Includes 2,053,071 shares of Common Stock held in the name of PacificWave Partners UK Ltd., and 10,000 shares of Common Stock held in the name of Zane Consulting Ltd. Mr. Oerbekker exercises sole voting and dispositive power over all such entities. Also includes 50,000 shares of Common Stock held in the name of Advantage Luxembourg S.A. Mr. Oerbekker exercises shared voting and dispositive power over this entity.

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DESCRIPTION OF CAPITAL STOCK

General

The following description of our Common Stock and provisions of our articles of incorporation and bylaws are summaries and are qualified by reference to such amended and restated articles of incorporation and bylaws that will be in effect upon the closing of this offering. By becoming a shareholder in our Company, you will be deemed to have notice of and consented to these provisions of our articles of incorporation and bylaws.

Authorized Stock

Our articles of incorporation authorize us to issue up to 250,000,000 shares of Common Stock and up to 50,000,000 shares of preferred stock. As of April 7, 2021 we had 24,438,416 shares of Common Stock outstanding and zero shares of preferred stock outstanding. The authorized but unissued shares of our Common Stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. An election of directors by our shareholders shall be determined by a plurality of the votes cast by the shareholders entitled to vote on the election. Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Holders of shares of Common Stock do not have cumulative voting rights with respect to the election of directors or any other matter.

Liquidation or Dissolution

In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately all assets available for distribution to shareholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Dividends

Holders of our Common Stock are entitled to receive dividends or other distributions when, as, and if declared by our board of directors. The right of our board of directors to declare dividends, however, is subject to any rights of the holders of other classes of our capital stock, any indebtedness outstanding from time to time, and the availability of sufficient funds under Delaware law to pay dividends.

Preemptive Rights

The holders of our Common Stock generally do not have preemptive rights to purchase or subscribe for any of our capital stock or other Common Stock.

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Redemption

The shares of our Common Stock are not subject to redemption by operation of a sinking fund or otherwise.

Preferred Stock

Our board of directors is empowered, without stockholder approval, to issue shares of preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Registration Rights

In 2020, we entered into a subscription agreement with a private investor for the purchase of 500,000 shares of our Common Stock, at a purchase price of $1.00 per share. We also issued a warrant to the same investor to purchase 1,500,000 shares of Common Stock at $1.00 per share. The warrant expires on April 30, 2021. We also agreed that upon the full and timely exercise of this warrant, we would issue a second warrant for an additional 1,500,000 shares of Common Stock at a purchase price of $1.50 per share; this second warrant will have a term of 12 months from the date of issue. The first warrant was transferred to an affiliate of the private investor on November 17, 2021. From November 17, 2020 through March 19, 2021, the warrant holder exercised warrants providing for the issuance of 1,000,000 shares of our Common Stock at an exercise price of $1.00 per share, resulting in gross proceeds of $1,000,000.

Pursuant to the subscription agreement, the investor and its transferees (the “Holders”) will be entitled to some or all of the registration rights with respect to the registration under the Securities Act of the shares purchased pursuant to the subscription agreement or exercise of the warrants, as described below.

Demand Registration Rights

At any time after January 25, 2022, the Holders may request that we file a registration statement covering registrable securities. We will only be required to file one registration statement upon exercise of these demand registration rights. We may postpone the filing of a registration statement for up to 60 days once in any 12-month period if we determine that the filing would be seriously detrimental to us and our stockholders.

Form S-3 Registration Rights

The Holders of the shares with demand registration rights may request that we register their shares on Form S-3, if we are eligible to file a registration statement on Form S-3. The Holders may only require us to file two registration statements on Form S-3 in a 12-month period. We may postpone the filing of a registration statement on Form S-3 for up to 60 days once in any 12-month period if we determine that the filing would be seriously detrimental to us and our stockholders.

Expenses of Registration Rights

We will pay all expenses, other than underwriting discounts, commissions and stock transfer taxes, incurred in connection with the registrations described above.

45

Expiration of Registration Rights

The registration rights described above will terminate as to a given Holder of registrable securities, when such Holder can sell all of such Holder’s registrable securities pursuant to Rule 144 promulgated under the Securities Act.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing our Board and management. The holders of our Common Stock do not have cumulative voting rights in the election of our directors, which makes it more difficult for minority stockholders to be represented on the Board. Our articles of incorporation allow our Board to issue additional shares of our Common Stock and new series of preferred stock without further approval of our stockholders. The existence of authorized but unissued shares of Common Stock and preferred could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger, or otherwise.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders of record, a “resident domestic corporation,” from engaging in various “combination” transactions with any “interested stockholder” unless certain conditions are met or the corporation has elected in its articles of incorporation to not be subject to these provisions. We have not elected to opt out of these provisions and if we meet the definition of resident domestic corporation, now or in the future, our company will be subject to these provisions.

A “combination” is generally defined to include (a) a merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with the interested stockholder or affiliate or associate of the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, by the resident domestic corporation or any subsidiary of the resident domestic corporation to or with the interested stockholder or affiliate or associate of the interested stockholder having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the resident domestic corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the resident domestic corporation, or (iii) 10% or more of the earning power or net income of the resident domestic corporation; (c) the issuance or transfer in one transaction or series of transactions of shares of the resident domestic corporation or any subsidiary of the resident domestic corporation having an aggregate market value equal to 5% or more of the resident domestic corporation to the interested stockholder or affiliate or associate of the interested stockholder; and (d) certain other transactions with an interested stockholder or affiliate or associate of the interested stockholder.

An “interested stockholder” is generally defined as a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. An “affiliate” of the interested stockholder is any person that directly or indirectly through one or more intermediaries is controlled by or is under common control with the interested stockholder. An “associate” of an interested stockholder is any (a) corporation or organization of which the interested stockholder is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of voting shares of such corporation or organization; (b) trust or other estate in which the interested stockholder has a substantial beneficial interest or as to which the interested stockholder serves as trustee or in a similar fiduciary capacity; or (c) relative or spouse of the interested stockholder, or any relative of the spouse of the interested stockholder, who has the same home as the interested stockholder.

46

If applicable, the prohibition is for a period of two years after the date of the transaction in which the person became an interested stockholder, unless such transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders; and extends beyond the expiration of the two-year period, unless (a) the combination was approved by the board of directors prior to the person becoming an interested stockholder; (b) the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder; (c) the transaction is approved by the affirmative vote of a majority of the voting power held by disinterested stockholders at a meeting called for that purpose no earlier than two years after the date the person first became an interested stockholder; or (d) if the consideration to be paid to all stockholders other than the interested stockholder is, generally, at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus compounded interest and less dividends paid, (ii)the market value per share of common shares on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, plus compounded interest and less dividends paid, or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock, plus accrued dividends, if not included in the liquidation value. With respect to (i) and (ii) above, the interest is compounded at the rate for one-year United States Treasury obligations from time to time in effect.

Applicability of the Nevada business combination statute would discourage parties interested in taking control of our company if they cannot obtain the approval of our Board. These provisions could prohibit or delay a merger or other takeover or change in control attempt and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions.

The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more but less than one-third, (b) one-third but less than a majority, and (c) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and any additional shares acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

47

A corporation may elect to not be governed by, or “opt out” of, the control shares provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of these provisions and will be subject to the control share provisions of the NRS if we meet the definition of an issuing corporation upon an acquiring person acquiring a controlling interest unless we later opt out of these provisions and the opt out is in effect on the 10th day following such occurrence.

The effect of the Nevada control share statute is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

LEGAL MATTERS

The validity of the Shares of Common Stock offered hereby and certain other legal matters will be passed upon for us by Shumaker Mallory, LLP, Beverly Hills, California. Bennett J. Yankowitz, our Chief Financial Officer and a member of our Board of Directors, is Of Counsel to Shumaker Mallory, LLP.

EXPERTS

The financial statements of RocketFuel Blockchain, Inc. as of March 31, 2020 and 2019 appearing in this prospectus and Registration Statement, have been audited by Prager Metis CPA’s LLC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of Common Stock being offered by this prospectus. This prospectus does not contain all of the information in the Registration Statement and its exhibits. For further information with respect to RocketFuel Blockchain, Inc. and the Common Stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at our website rocketfuelblockchain.com/investor-relations or the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy or information statements and other information with the SEC. These reports, proxy or information statements and other information will be available for inspection and copying on our website referred to above and at the public reference room and website of the SEC referred to above. The information contained in, or that can be accessed through, our website is not part of this prospectus.

48

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of RocketFuel Blockchain, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of RocketFuel Blockchain, Inc. (the “Company”) as of March 31, 2020 and 2019 and the related statements of operations, statement of stockholders’ deficit, and cash flow for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2020 and 2019 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of a Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company reported a net loss of $125,039 and $1,331,947 and a negative cash flow from operations of $132,898 and $10,509 for the years ended March 31, 2020 and 2019, respectively; and has not commenced operations. These factors, among others, raise substantial doubt regarding the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Prager Metis CPA’s LLC
We have served as the Company’s auditor since 2018
Hackensack, New Jersey
June 26, 2020

F-2

ROCKETFUEL BLOCKCHAIN, INC.

Balance Sheets

	March 31, 2020	March 31, 2019
ASSETS
Current assets
Cash	$7,838	$19,486
Total current assets	7,838	19,486
Total assets	$7,838	19,486

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$70,315	$78,174
Total current liabilities	70,315	78,174
Total liabilities	70,315	78,174

Stockholders’ deficit:
Preferred stock; $0.001 par value; 50,000,000 and 0 shares authorized; and 0 shares issued and outstanding as of March 31, 2020 and 2019, respectively	-	-
Common stock; $0.001 par value; 250,000,000 shares authorized; 22,809,666 shares and 22,688,416 shares issued and outstanding as of March 31, 2020 and 2019, respectively	22,810	22,688
Additional paid-in capital	1,534,757	1,413,629
Accumulated deficit	(1,620,044)	(1,495,005)
Total stockholders’ deficit	(62,477)	(58,688)
Total liabilities and stockholders’ deficit	$7,838	$19,486

The accompanying notes are an integral part of these financial statements.

F-3

ROCKETFUEL BLOCKCHAIN, INC.

Statements of Operations

	Year Ended March 31, 2020	Year Ended March 31, 2019
Revenues	$-	$-

Expenses:
General and administrative expenses	125,039	1,331,947
Loss from operations	(125,039)	(1,331,947)
Net loss before provision for income taxes	(125,039)	(1,331,947)
Provision for income taxes	-	-
Net loss	$(125,039)	$(1,331,947)

Net loss per common share:
Basic and diluted	$(0.01)	$(0.06)

Weighted average common shares outstanding:
Basic and diluted	22,749,087	21,323,219

The accompanying notes are an integral part of these financial statements.

F-4

ROCKETFUEL BLOCKCHAIN, INC.

Statement of Stockholders’ Deficit

For the Years Ended March 31, 2019 and 2020

	Preferred Stock Outstanding Shares	Preferred Stock Outstanding Amount	Common Stock Outstanding Shares	Common Stock Outstanding Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance at March 31, 2018	-	$-	17,001,312	$17,001	$233,299	$(253,805)	$(3,505)
Effect of merger transaction			5,667,104	5,667	-	90,747	96,414
Issuance of common stock to consultant for services	-		12,500	12	49,988		50,000
Issuance of common stock in connection with private placement	-		7,500	8	29,992		30,000
Stock-based compensation in connection with grant of options to officer					1,100,350		1,100,350
Net loss						(1,331,947)	(1,331,947)
Balance at March 31, 2019	-	$-	22,688,416	$22,688	$1,413,629	$(1,495,005)	$(58,688)
Balance at April 1, 2019	-	$-	22,688,416	$22,688	$1,413,629	$(1,495,005)	$(58,688)
Issuance of common stock in connection with private placement	-		121,250	122	121,128		121,250
Net loss						(125,039)	(125,039)
Balance at March 31, 2020	-	$-	22,809,666	$22,810	$1,534,757	$(1,620,044)	$(62,477)

The accompanying notes are an integral part of these financial statements.

F-5

ROCKETFUEL BLOCKCHAIN, INC.

Statements of Cash Flows

	Year Ended March 31, 2020	Year Ended March 31, 2019
Cash flows from operating activities:
Net loss	$(125,039)	$(1,331,947)
Adjustments to reconcile net loss to net cash flows used in operating activities
Stock-based compensation	-	1,150,350
Changes in assets and liabilities:
Accounts payable and accrued expenses	(7,859)	171,088
Net cash flows used in operating activities	(132,898)	(10,509)
Cash flows from financing activities:
Proceeds from issuance of common stock	121,250	30,000
Repayment of related party advances	-	(305)
Net cash flows provided by financing activities	121,250	29,695
Net change in cash	(11,648)	19,186
Cash at beginning of year	19,486	300
Cash at end of year	$7,838	$19,486

Supplemental disclosure of non-cash flow information:
Common stock issued in consideration for consulting services	$-	$50,000
Effect of reverse-merger transaction on additional paid-in capital	$-	$96,414
Income taxes paid	$-	$-

The accompanying notes are an integral part of these financial statements.

F-6

ROCKETFUEL BLOCKCHAIN, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2020

1. Business

Business

RocketFuel Blockchain Company, a Nevada corporation (“RocketFuel” or the “Company”) was formed on January 12, 2018 for the purpose of bringing highly efficient check-out systems to eCommerce. These new check-out means based upon blockchain technology are designed to increase speed, security, and ease of use. Using RocketFuel’s technology, merchants can enable new impulse buying schemes that may be unavailable in present day eCommerce sites.

Prior to June 27, 2018, management was engaged in efforts to identify and negotiate a transaction with a public company quoted on the OTC Markets having shell status where a contemplated transaction would be treated as a reverse merger. On June 27, 2018, we consummated a transaction as contemplated by that certain Contribution Agreement made and entered into as of June 27, 2018 by and among B4MC Gold Mines, Inc. (“B4MC”), a Nevada corporation, and us. Pursuant to the Contribution Agreement, B4MC issued 17,001,312 shares of its $0.001 par value common stock to us in exchange for a 100% ownership interest in us resulting in 22,668,416 post-merger shares of B4MC common stock issued and outstanding. On September 25, 2018, B4MC changed its name to RocketFuel Blockchain, Inc.

On June 29, 2018, we filed a Current Report on Form 8-K with the Securities and Exchange Commission which fully describes the transaction set forth herein.

On June 29, 2018, we filed a Current Report on Form 8-K with the Securities and Exchange Commission which fully describes the transaction set forth herein.

Our corporate headquarters are located in Las Vegas, Nevada.

Fiscal Year

Our fiscal year ends on March 31. References herein to fiscal 2020 and/or fiscal 2019 refer to the fiscal year ended March 31, 2020 and 2019, respectively.

2. Going Concern

Our financial statements have been presented on the basis that we are a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We incorporated our business on January 12, 2018, the date of our inception, and have not yet commenced commercial operations. During the fiscal year ended March 31, 2020, we reported a loss of $125,039 and negative cash flows from operating activities of $132,898; and we have not commenced operations. As a result, management believes that there is substantial doubt about our ability to continue as a going concern.

We will require additional financing to continue to develop our product and execute on our business plan. However, there can be no assurances that we will be successful in raising the additional capital necessary to continue operations and execute on our business plan. In 2020 we raised $500,000 through the private placement of shares of our common stock. We also issued a warrant to purchase up to $1,500,000 of additional shares, although there can be no assurance that the warrant will be exercised. We plan to use the net proceeds of the private placement to hire a chief technical officer, to retain software and blockchain developers and to develop our blockchain based check-out solution. Management believes the funding from the private placement, the potential exercise of some or all of the warrant, and the growth strategy actions executed and planned for execution could contribute to our ability to mitigate any substantial doubt as to our ability to continue as a going concern.

F-7

ROCKETFUEL BLOCKCHAIN, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2020

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Use of Accounting Estimates

The preparation of these financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management’s estimates are based on the facts and circumstances available at the time estimates are made, past historical experience, risk of loss, general economic conditions and trends and management’s assessments of the probable future outcome of these matters. Consequently, actual results could differ from such estimates.

Cash and Cash Equivalents

Cash includes cash on hand. We consider all highly-liquid, temporary cash investments with a maturity date of three months or less to be cash equivalents. At March 31, 2020 we had $7,838 of cash deposited at one bank. At March 31, 2019 we had $19,486 in cash on hand and no cash deposited in any banks.

Fair Value of Financial Instruments

We follow Accounting Standards Codification 820-10 (“ASC 820-10”), “Fair Value Measurements and Disclosures,” for fair value measurements. ASC 820-10 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value, which focuses on an exit price, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three-level hierarchy for fair value measurement based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

The hierarchy established under ASC 820-10 gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under ASC 820-10 are described below:

Level 1 - Pricing inputs are quoted prices available in active markets for identical investments as of the reporting date. As required by ASC 820-10, we do not adjust the quoted price for these investments, even in situations where we hold a large position and a sale could reasonably impact the quoted price.

Level 2 - Pricing inputs are quoted prices for similar investments, or inputs that are observable, either directly or indirectly, for substantially the full term through corroboration with observable market data. Level 2 includes investments valued at quoted prices adjusted for legal or contractual restrictions specific to these investments.

Level 3 - Pricing inputs are unobservable for the investment, that is, inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability. Level 3 includes investments that are supported by little or no market activity.

Income Taxes

The provision for income taxes includes federal, state, local and foreign taxes. Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences between the financial statement carrying amounts and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be recovered or settled. We evaluate the realizability of our deferred tax assets and establish a valuation allowance when it is more likely than not that all or a portion of deferred tax assets will not be realized.

F-8

ROCKETFUEL BLOCKCHAIN, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2020

We account for uncertain tax positions using a “more-likely-than-not” threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors including, but not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position. We evaluate this tax position on a quarterly basis. We also accrue for potential interest and penalties, if applicable, related to unrecognized tax benefits in income tax expense.

Basic and Diluted Loss Per Share

Basic loss per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted loss per common share is based upon the weighted-average common shares outstanding during the period plus additional weighted-average common equivalent shares outstanding during the period. Common equivalent shares result from the assumed exercise of outstanding stock options and warrants, the proceeds of which are then assumed to have been used to repurchase outstanding common stock using the treasury stock method. In addition, the numerator is adjusted for any changes in income that would result from the assumed conversion of potential shares. There were no potentially dilutive shares which would have the effect of being antidilutive.

Recent Accounting Pronouncements

We have evaluated all issued but not yet effective accounting pronouncements and determined that, other than the following, they are either immaterial or not relevant to us.

In March 2016, the FASB issued “ASU 2016 - 09 Improvements to Employee Share-Based Payment Accounting” which is intended to improve the accounting for employee share-based payments. The ASU affects all organizations that issue share-based payment awards to their employees. The ASU, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, simplifies several aspects of the accounting for share-based payment award transactions, including; the income tax consequences, classification of awards as either equity or liabilities, and the classification on the statement of cash flows. The ASU simplifies two areas specific to private companies, with regards to the expected term and intrinsic value measurements. The ASU simplifies the following areas to private and public companies; (a) tax benefits and tax deficiencies with regards to the differences between book and tax deductions, (b) changes in the excess tax benefits classification in the statement of cash flows, (c) make an entity wide accounting policy election for accrual of vested awards verses individual awards, (d) changes in the amount qualifying as an equity award classification subject to statutory tax withholdings, (e) clarification in the classification of shares withheld for statutory tax withholdings on the statement of cash flows. For public companies, the amendments in this ASU are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For private companies, the amendments are effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for any organization in any interim or annual period. It is not anticipated that this guidance will have a material impact on our results of operations, cash flows or financial condition.

In January 2016, the FASB issued “ASU 2016 - 01 Recognition and Measurement of Financial Assets and Financial Liabilities,” intended to improve the recognition and measurement of financial instruments. The ASU affects public and private companies, not-for-profit organizations, and employee benefit plans that hold financial assets or owe financial liabilities. The new guidance makes targeted improvements to existing GAAP by:

Requiring equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income;

Requiring public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes;

Requiring separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements;

Eliminating the requirement to disclose the fair value of financial instruments measured at amortized cost for organizations that are not public business entities;

Eliminating the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; and

F-9

ROCKETFUEL BLOCKCHAIN, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2020

Requiring a reporting organization to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk (also referred to as “own credit”) when the organization has elected to measure the liability at fair value in accordance with the fair value option for financial instruments.

The ASU on recognition and measurement will take effect for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. For private companies, not-for-profit organizations, and employee benefit plans, the standard becomes effective for fiscal years beginning after December 15, 2018, and for interim periods within fiscal years beginning after December 15, 2019. The ASU permits early adoption of the own credit provision (referenced above). Additionally, it permits early adoption of the provision that exempts private companies and not-for-profit organizations from having to disclose fair value information about financial instruments measured at amortized cost. It is not anticipated that this guidance will have a material impact on our results of operations, cash flows or financial condition.

In April 2016, the FASB issued “ASU 2016 - 10 Revenue from Contract with Customers (Topic 606): identifying Performance Obligations and Licensing.” The amendments in this Update do not change the core principle of the guidance in Topic 606. Rather, the amendments in this Update clarify the following two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas. Topic 606 includes implementation guidance on (a) contracts with customers to transfer goods and services in exchange for consideration and (b) determining whether an entity’s promise to grant a license provides a customer with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time). The amendments in this Update are intended to render more detailed implementation guidance with the expectation to reduce the degree of judgement necessary to comply with Topic 606. The amendments in this Update affect the guidance in ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective. The effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements in Topic 606 (and any other Topic amended by Update 2014-09). ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year. We are currently evaluating the impact that this updated guidance will have on our results of operations, cash flows or financial condition.

In November 2016, the FASB issued ASU 2016-20, an amendment to ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU addressed several areas related to contracts with customers. This topic is not yet effective and will become effective with Topic 606. We are currently evaluating the impact this topic will have on our financial statements.

4. Related Party Transactions

As of March 31, 2020 and 2019, we reported no related party transactions.

5. Income Taxes

As of March 31, 2020 and 2019, we had no material unrecognized tax benefits and no adjustments to liabilities or operations were required. We were incorporated on January 12, 2018, accordingly, we have the March 31, 2019 and 2018 tax years subject to examination by the federal and state taxing authorities and there are no income tax examinations currently in process.

Reconciliation between our effective tax rate and the United States statutory rate is as follows:

	Year Ended March 31, 2020	Year Ended March 31, 2019
Expected federal tax rate	21.0%	21.0%
Change in valuation allowance	(21.0%)	(21.0%)
Effective tax rate	0.0%	0.0%

Deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax basis of the assets and liabilities using the enacted tax rate in effect in the years in which the differences are expected to reverse. A 100% valuation allowance has been recorded against the deferred tax asset as it is more likely than not, based upon our analysis of all available evidence, that the tax benefit of the deferred tax asset will not be realized.

F-10

ROCKETFUEL BLOCKCHAIN, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2020

Significant components of our deferred tax assets consist of the following:

	March 31, 2020	March 31, 2019
Net operating loss carryforwards	$128,193	$91,434
Valuation allowance	(128,193)	(91,434)
Net deferred tax assets	$-	$-

A valuation allowance has been established for our tax assets as their use is dependent on the generation of sufficient future taxable income, which cannot be predicted at this time.

As of March 31, 2020 and 2019, we had federal tax net operating loss carryforwards of $128,193 and $91,434. The federal net operating loss carryforwards will expire at various dates through 2040.

The U.S. Tax Cuts and Jobs Act (Tax Act) was enacted on December 22, 2017 and introduces significant changes to U.S. income tax law. Effective in 2018, the Tax Act reduces the U.S. statutory tax rate from 35% to 21% and creates new taxes on certain foreign-sourced earnings and certain related-party payments, which are referred to as the global intangible low-taxed income tax and the base erosion tax, respectively. The Tax Act requires us to pay U.S. income taxes on accumulated foreign subsidiary earnings not previously subject to U.S. income tax at a rate of 15.5% to the extent of foreign cash and certain other net current assets and 8% on the remaining earnings. Due to the timing of the enactment and the complexity involved in applying the provisions of the Tax Act, the Company has not recorded any adjustments according to Tax Act. As we collect and prepare necessary data and interpret the Tax Act and any additional guidance issued by the U.S. Treasury Department, the IRS, and other standard-setting bodies, we may make adjustments to the provisional amounts. Those adjustments may materially impact our provision for income taxes and effective tax rate in the period in which the adjustments are made. The accounting for the tax effects of the Tax Act were completed in 2018 and resulted in no material impact to our provision for income taxes and effective tax rate.

Potential 382 Limitations

We have not completed a study to assess whether one or more ownership changes have occurred since we became a loss corporation as defined in Section 382 of the Code, but we believe that it is likely that an ownership change has occurred. If we have experienced an ownership change, utilization of the NOL and AMT would be subject to an annual limitation, which is determined by first multiplying the value of our common stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any such limitation may result in the expiration of a portion of the NOL and AMT before utilization. Until a study is completed and any limitation known, no amounts are being considered as an uncertain tax position or disclosed as an unrecognized tax benefit under ASC 740. Any carryforwards that expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding adjustment to the valuation allowance. Due to the existence of the valuation allowance, it is not expected that any potential limitation will have a material impact on our operating results.

Our net operating loss carryforwards are subject to review and possible adjustment by the Internal Revenue Service and are subject to certain limitations in the event of cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50%.

6. Stockholders’ Deficit

Prior to August 8, 2018, we had 750,000,000 shares of our $0.001 par value common stock authorized. On August 8, 2018, our Board of Directors voted to amend our articles of incorporation whereby the authorized shares of our common stock were reduced to 250,000,000. Additionally, the Board authorized 50,000,000 shares of $0.001 par value preferred stock. On September 25, 2018, we filed a certificate of amendment to our articles of incorporation to effect such changes. On June 27, 2018, we consummated a transaction as contemplated by that certain Contribution Agreement made and entered into as of June 27, 2018 by and among B4MC and us. Pursuant to the Contribution Agreement, B4MC issued 17,001,312 shares of its $0.001 par value common stock to us in exchange for a 100% ownership interest in us resulting in 22,668,416 post-merger shares of B4MC common stock issued and outstanding.

On October 1, 2018, we entered into a corporate advisory agreement with a consultant (the “Consultant”), who is a non-related party, to provide business advisory services, including research distribution services. As compensation for these services, the Consultant received 12,500 shares of our common stock having a value of $50,000 based on a fair market value of $4.00 per share as determined by recent private financings that occurred on October 3, 2018 and November 7, 2018 which are described below.

F-11

ROCKETFUEL BLOCKCHAIN, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2020

On October 3, 2018 and November 7, 2018, we issued an aggregate of 7,500 shares of our common stock to one investor at $4.00 per share in consideration of $30,000 in cash.

On September 3, 2019, a private investor purchased 100,000 shares of our common stock at a price of $1.00 per share.

On January 9, 2020, we sold 10,000 shares of our common stock to a private investor, resulting in cash proceeds of $10,000. On February 13, 2020, we sold 11,250 shares of our common stock to a private investor, resulting in cash proceeds of $11,250.

All of these transactions were exempt from registration under the Securities Act of 1933 pursuant to Regulation S thereunder.

As of March 31, 2020, and 2019, we had 22,809,666 shares and 22,688,416 shares of our common stock issued and outstanding, respectively.

Stock Option Plans

On August 8, 2018, the Board and stockholders holding a majority of our voting power approved the “RocketFuel Blockchain, Inc., 2018 Stock Incentive Plan,” which plan enables us to make awards that qualify as performance-based compensation. We have reserved 2,000,000 shares of our common stock for issuance in connection with awards under the plan.

Stock-Based Compensation

On August 8, 2018, our Board of Directors approved the grant of options to purchase 500,000 shares of our common stock to Mr. Bennett J. Yankowitz, our chief financial officer and a director, pursuant to an exemption under Section 4(a)(2) of the Securities Act of 1933, as amended. Pursuant to the terms of the option agreement, these options are exercisable immediately on the date of grant at an exercise price of $3.00 per share and are exercisable for a term of 10 years from the date of grant. In determining the fair value of the stock option, we used the Black-Scholes pricing model having the following assumptions: i) stock option exercise price of $3.00; ii) fair market value of our common stock of $4.00, which was based on available valuation factors made available to us during the period from the date of grant through the end of our fiscal quarter ended September 30, 2018; iii) expected term of option of 7 years; iv) expected volatility of our common stock of approximately 40%; v) expected dividend rate of 0.0%; and vi) risk-free interest rate of approximately 2.80%. As a result, we recorded stock-based compensation of $1,100,350 during the fiscal year ended March 31, 2019.

7. Legal Proceedings

We are not the subject of any pending legal proceedings; and to the knowledge of management, no proceedings are presently contemplated against us by any federal, state or local governmental agency. Further, to the knowledge of management, no director or executive officer is party to any action in which any has an interest adverse to us.

8. Subsequent Events

We evaluated all events or transactions that occurred after the balance sheet date through the date when we issued these financial statements and, other than the issuance of common stock as further described below, we did not have any material recognizable subsequent events during this period.

On April 29, 2020, we entered into a subscription agreement with a private investor for the purchase of 478,750 shares of our common stock, at a purchase price of $1.00 per share, resulting in cash proceeds of $478,750. This transaction was a part of a private placement of 500,000 shares of common stock. We paid a placement fee of $50,000 in connection with these transactions. On May 1, 2020, we issued a warrant to purchase 1,500,000 shares of common stock at $1.00 per share. The warrant expires on April 30, 2021. We also agreed that upon the full and timely exercise of this warrant, it would issue a second warrant for an additional 1,500,000 shares of common stock at a purchase price of $1.50 per share; this second warrant will have a term of 12 months from the date of issue. All of these transactions were exempt from registration under the Securities Act of 1933 pursuant to Regulation S thereunder.

F-12

ROCKETFUEL BLOCKCHAIN, INC.

Balance Sheets

(Unaudited)

	December 31, 2020	March 31, 2020

ASSETS
Current assets:
Cash	$603,256	$7,838
Total current assets and total assets	603,256	7,838

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$87,553	$70,315
Total current liabilities and total liabilities	87,553	70,315

Stockholders’ equity (deficit):
Preferred stock; $0.001 par value; 50,000,000 shares authorized; and no shares issued and outstanding as of December 31, 2020 and March 31, 2020, respectively	-	-
Common stock; $0.001 par value; 250,000,000 shares authorized; and 23,838,416 and 22,809,666 shares issued and outstanding as of December 31, 2020 and March 31, 2020, respectively	23,838	22,810
Additional paid-in capital	2,688,696	1,534,757
Accumulated deficit	(2,196,831)	(1,620,044)
Total stockholders’ equity (deficit)	515,703	(62,477)
Total liabilities and stockholders’ equity (deficit)	$603,256	$7,838

The accompanying notes are an integral part of these condensed financial statements.

F-13

ROCKETFUEL BLOCKCHAIN, INC.

Statements of Operations

(Unaudited)

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Nine Months Ended December 31, 2020	Nine Months Ended December 31, 2019

Revenues	$-	$-	$-	$-

Expenses:
Research and development	18,864	781	32,773	3,390
General and administrative expenses	229,999	35,938	544,014	102,417
	248,863	36,719	576,787	105,807
Loss from operations	(248,863)	(36,719)	(576,787)	(105,807)
Net loss before provision for income taxes	(248,863)	(36,719)	(576,787)	(105,807)
Provision for income taxes	-	-	-	-
Net loss	$(248,863)	$(36,719)	$(576,787)	$(105,807)

Net loss per common share:
Basic and diluted	$(0.01)	$(0.00)	$(0.02)	$(0.00)

Weighted average common shares outstanding:
Basic and diluted	23,561,493	22,788,416	23,344,000	22,731,847

The accompanying notes are an integral part of these condensed financial statements.

F-14

ROCKETFUEL BLOCKCHAIN, INC.

Statement of Stockholders’ Equity (Deficit)

For the Three and Nine Month Periods Ended December 31, 2019 and 2020

(Unaudited)

	Preferred Stock Outstanding		Common Stock Outstanding		Additional Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance at March 31, 2019	-	$-	22,688,416	$22,688	$1,413,629	$(1,495,005)	$(58,688)
Net loss	-	-	-	-	-	(23,703)	(23,703)
Balance at June 30, 2019	-	-	22,688,416	22,688	1,413,629	(1,518,708)	(82,391)
Issuance of common stock in connection with private placement	-	-	100,000	100	99,900	-	100,000
Net loss						(45,385)	(45,385)
Balance at September 30, 2019	-	$-	22,788,416	$22,788	$1,513,529	$(1,564,093)	$(27,776)
Net loss	-	-	-	-	-	(36,719)	(36,719)
Balance at December 31, 2019	-	$-	22,788,416	$22,788	$1,513,529	$(1,600,812)	$(64,495)

Balance at March 31, 2020	-	$-	22,809,666	$22,810	$1,534,757	$(1,620,044)	$(62,477)
Issuance of common stock in connection with private placement	-	-	478,750	478	478,272	-	478,750
Net loss						(97,360)	(97,360)
Balance at June 30, 2020	-	-	23,288,416	23,288	2,013,029	(1,717,404)	318,913
Issuance of common stock to consultant	-	-	150,000	150	161,850	-	162,000
Net loss						(230,564)	(230,564)
Balance at September 30, 2020	-	$-	23,438,416	$23,438	$2,174,879	$(1,947,968)	$250,349
Issuance of common stock in connection with exercise of investor warrants	-	-	400,000	400	399,600	-	400,000
Stock-based compensation - employee option grants	-	-	-	-	164,217	-	164,217
Placement agent fee					(50,000)		(50,000)
Net loss						(248,863)	(248,863)
Balance at December 31, 2020	-	$-	23,838,416	$23,838	$2,688,696	$(2,196,831)	$515,703

The accompanying notes are an integral part of these condensed financial statements.

F-15

ROCKETFUEL BLOCKCHAIN, INC.

Statements of Cash Flows

(Unaudited)

	Nine Months Ended December 31, 2020	Nine Months Ended December 31, 2019
Cash flows from operating activities:
Net loss	$(576,787)	$(105,807)
Adjustment to reconcile net loss to net cash flows provided by (used in) operating activities:
Stock-based compensation	326,217	-
Changes in assets and liabilities:
Accounts payable and accrued expenses	17,238	(7,872)
Net cash flows used in operating activities	(233,332)	(113,679)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of placement agent fee	828,750	100,000
Net cash flows provided by financing activities	828,750	100,000
Net change in cash	595,418	(13,679)
Cash at beginning of period	7,838	19,486
Cash at end of period	$603,256	$5,807

Supplemental disclosure of non-cash flow information:
Common stock issued to consultant in lieu of cash	$162,000	$-
Income taxes paid	$-	$-

The accompanying notes are an integral part of these condensed financial statements.

F-16

ROCKETFUEL BLOCKCHAIN, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(UNAUDITED)

1. Business

Business

RocketFuel Blockchain Company, a Nevada corporation (“RocketFuel” or the “Company”) was formed on January 12, 2018 for the purpose of bringing highly efficient check-out systems to eCommerce. These new check-out means based upon blockchain technology are designed to increase speed, security, and ease of use. Using RocketFuel’s technology, merchants can enable new impulse buying schemes that may be unavailable in present day eCommerce sites.

On June 27, 2018, we consummated a transaction as contemplated by that certain Contribution Agreement made and entered into as of June 27, 2018 by and among B4MC Gold Mines, Inc. (“B4MC”), a Nevada corporation, and us. Pursuant to the Contribution Agreement, B4MC issued 17,001,312 shares of its $0.001 par value common stock to us in exchange for a 100% ownership interest in us resulting in 22,668,416 post-merger shares of B4MC common stock issued and outstanding. On September 25, 2018, B4MC changed its name to RocketFuel Blockchain, Inc.

2. Interim Financial Statements and Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information pursuant to Rule 8-03 of Regulation S-X. Accordingly, these unaudited condensed financial statements do not include all of the information and disclosures required by U.S. GAAP for complete financial statements. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments (consisting only of normal recurring adjustments), which we consider necessary, for a fair presentation of those financial statements. The results of operations and cash flows for the nine months ended December 31, 2020 may not necessarily be indicative of results that may be expected for any succeeding quarter or for the entire fiscal year. These condensed financial statements should be read in conjunction with our audited financial statements as of March 31, 2020 as filed with the Securities and Exchange Commission (the “SEC”) on June 26, 2020.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments, which are evaluated on an ongoing basis, and that affect the amounts reported in our unaudited condensed financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the amounts of revenues and expenses that are not readily apparent from other sources. Actual results could differ from those estimates and judgments.

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Our significant accounting policies are described in Note 3 to the audited financial statements as of March 31, 2020 which are included in our Annual Report on Form 10-K as filed with the SEC on June 26, 2020.

3. Going Concern

Our financial statements have been presented on the basis that we are a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. In addition, we have not generated revenue since our inception. During the nine months ended December 31, 2020, we reported a net loss of $576,787 and negative cash flows of $233,332 from operating activities. These factors, among others, raise substantial doubt regarding our ability to continue as a going concern. The accompanying unaudited financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our possible inability to continue as a going concern.

We will require additional financing to continue to develop our product and execute on our business plan. However, there can be no assurances that we will be successful in raising the additional capital necessary to continue operations and execute on our business plan.

A novel strain of coronavirus (COVID-19) was first identified in December 2019, and subsequently declared a global pandemic by the World Health Organization on March 11, 2020. As a result of the outbreak, many companies have experienced disruptions in their operations and in markets served. We have instituted some and may take additional temporary precautionary measures intended to help ensure the well-being of its managers and minimize business disruption. We considered the impact of COVID-19 on the assumptions and estimates used and determined that there were no material adverse impacts on our results of operations and financial position at December 31, 2020. The full extent of the future impacts of COVID-19 on our operations is uncertain. A prolonged outbreak could have a material adverse impact on our financial results and business operations, including the timing and ability of obtaining financing to fund the operations and to develop our business plan.

F-17

ROCKETFUEL BLOCKCHAIN, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(UNAUDITED)

4. New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on our accounting and reporting. We believe that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future either will not have an impact on our accounting or reporting or that such impact will not be material to our financial position, results of operations and cash flows when implemented.

5. Income Taxes

We are required to file federal and state income tax returns in the United States. The preparation of these tax returns requires us to interpret the applicable tax laws and regulations in effect in such jurisdictions, which could affect the amount of tax paid by us. In consultation with our tax advisors, we base our tax returns on interpretations that are believed to be reasonable under the circumstances. The tax returns, however, are subject to routine reviews by the various federal and state taxing authorities in the jurisdictions in which we file tax returns. As part of these reviews, a taxing authority may disagree with respect to the income tax positions taken by us (“uncertain tax positions”) and, therefore, may require us to pay additional taxes. As required under applicable accounting rules, we accrue an amount for our estimate of additional income tax liability, including interest and penalties, which we could incur as a result of the ultimate or effective resolution of the uncertain tax positions. We account for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carry-forwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to amounts expected to be realized.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

We had no income tax credits for the three and nine months ended December 31, 2020 and 2019. The effective tax rates for the three months and nine ended December 31, 2020 was 21.0%. We have estimated our provision for income taxes in accordance with the Tax Act and guidance available as of the date of this filing but have kept the full valuation allowance.

The U.S. Tax Cuts and Jobs Act (Tax Act) was enacted on December 22, 2017 and introduces significant changes to U.S. income tax law. Effective in 2018, the Tax Act reduces the U.S. statutory tax rate from 35% to 21% and creates new taxes on certain foreign-sourced earnings and certain related-party payments, which are referred to as the global intangible low-taxed income tax and the base erosion tax, respectively. The Tax Act requires us to pay U.S. income taxes on accumulated foreign subsidiary earnings not previously subject to U.S. income tax at a rate of 15.5% to the extent of foreign cash and certain other net current assets and 8% on the remaining earnings.

6. Stockholders’ Equity (Deficit)

 Prior to August 8, 2018, we had 750,000,000 shares of our $0.001 par value common stock authorized. On August 8, 2018, our Board of Directors voted to amend our articles of incorporation whereby the authorized shares of our common stock were reduced to 250,000,000. Additionally, the Board authorized 50,000,000 shares of $0.001 par value preferred stock. On September 25, 2018, we filed a certificate of amendment to our articles of incorporation to effect such changes. On June 27, 2018, we consummated a transaction as contemplated by that certain Contribution Agreement made and entered into as of June 27, 2018 by and among B4MC and us. Pursuant to the Contribution Agreement, B4MC issued 17,001,312 shares of its $0.001 par value common stock to us in exchange for a 100% ownership interest in us resulting in 22,668,416 post-merger shares of B4MC common stock issued and outstanding.

F-18

ROCKETFUEL BLOCKCHAIN, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(UNAUDITED)

On September 3, 2019, a private investor purchased 100,000 shares of our common stock at a price of $1.00 per share.

On January 9, 2020, we sold 10,000 shares of our common stock to a private investor, resulting in cash proceeds of $10,000. On February 13, 2020, we sold 11,250 shares of our common stock to a private investor, resulting in cash proceeds of $11,250.

On April 29, 2020, we entered into a subscription agreement with a private investor for the purchase of 478,750 shares of our common stock, at a purchase price of $1.00 per share, resulting in cash proceeds of $478,750. This transaction was a part of a private placement of 500,000 shares of common stock. We paid a placement fee of $50,000 in connection with these transactions.

On May 1, 2020, we issued a warrant to purchase 1,500,000 shares of common stock at $1.00 per share. The warrant expires on April 30, 2021. We also agreed that upon the full and timely exercise of this warrant, we would issue a second warrant for an additional 1,500,000 shares of common stock at a purchase price of $1.50 per share; this second warrant will have a term of 12 months from the date of issue. The warrant was transferred to an affiliate of the private investor on November 17, 2021. From November 17, 2020 through December 18, 2020, the warrant holder exercised warrants providing for the issuance of 400,000 shares of our common stock at an exercise price of $1.00 per share resulting in gross proceeds of $400,000.

On August 24, 2020, we issued 150,000 shares of our common stock to a consultant in lieu of cash for services. The common stock was valued at $162,000, or $1.08 per share, based on an independent appraisal.

All of these transactions were exempt from registration under the Securities Act of 1933 pursuant to Regulations D and S thereunder.

As of December 31, 2020, and March 31, 2020, we had 23,838,416 shares and 22,809,666 shares of our common stock issued and outstanding, respectively.

7. Employment Agreements

On September 15, 2020, we appointed Mr. Peter M. Jensen as our Chief Executive Officer and a member of our board of directors. Mr. Jensen’s employment agreement provides for a base salary of $7,500 per month, which will increase to $20,000 per month once we have received gross proceeds of at least $2,000,000 in subsequent equity round financings. He will also be entitled to a performance bonus of $25,000 per calendar quarter based on his achieving quarterly financial and business objectives and milestones to be determined by our board of directors. Mr. Jensen also received a grant of service-based options to purchase 2,393,842 shares of our common stock pursuant to the 2018 Plan. Upon our closing of an equity funding, in one or more rounds prior to April 30, 2021, resulting in aggregate gross proceeds to us of $2,000,000 or more, Mr. Jensen will receive warrants to purchase 265,982 shares of our common stock. The warrants will have a term of 10 years, be fully vested on the date of issuance, and have an exercise price equal to the weighted average price per share paid by the investors in such equity funding rounds. Mr. Jensen’s employment agreement has a month-to-month term. If Mr. Jensen should voluntarily terminate his agreement, or if we terminate his agreement other than for cause (as defined in the 2018 Plan), then he will be entitled to 12 months of accelerated vesting of his stock options.

On October 2, 2020, we appointed Mr. Rohan Hall as our Chief Technology Officer. Mr. Hall’s employment agreement with us is retroactive to September 14, 2020. Mr. Hall’s employment agreement provides for a base salary of $12,000 per month. He will also be entitled to a performance bonus of $10,000 per calendar quarter based on his achieving quarterly financial and business objectives and milestones to be determined by our board of directors. Mr. Hall also received a grant of service-based options to purchase 500,000 shares of our common stock pursuant to the 2018 Plan. Mr. Hall also received an additional grant of two performance-based options that vest upon the completion of certain business objectives. The first grant is for 100,000 shares of our common stock, based on achieving certain milestones for the completion of our cryptocurrency and bank payment solutions. The second grant is for 500,000 shares of our common stock, based on achieving certain milestones for the completion of our blockchain reservation system for the travel industry. These performance-based options were also issued pursuant to the 2018 Plan. Mr. Hall’s employment agreement has a month-to-month term. If Mr. Hall should voluntarily terminate his agreement, or if we terminate his agreement other than for cause (as defined in the 2018 Plan), then he will be entitled to 12 months of accelerated vesting of his stock options.

F-19

ROCKETFUEL BLOCKCHAIN, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(UNAUDITED)

8. Stock-Based Compensation

Stock Option Plan

On August 8, 2018, the Board and stockholders holding a majority of our voting power approved the RocketFuel Blockchain, Inc., 2018 Stock Incentive Plan (the “2018 Plan”), which plan enables us to make awards that qualify as performance-based compensation. Under the terms of the 2018 Plan, the options will (i) be incentive stock options, (ii) have an exercise price equal to the fair market value per share of our common stock on the date of grant as determined by an independent valuation by a qualified appraiser, (iii) have a term of 10 years, (iv) vest and become exercisable pursuant to the terms set forth in the grantees stock option agreement, (v) be subject to the exercise, forfeiture and termination provisions set forth in the 2018 Plan and (vi) otherwise be evidenced by and subject to the terms of our standard form of stock option agreement. We have reserved 2,000,000 shares of our common stock for issuance in connection with awards under the plan. On September 15, 2020, our board of directors amended the 2018 Plan to increase the number of shares available for grant from 2,000,000 shares to 4,000,000 shares. The board also directed that the amendment be submitted to our stockholders for approval.

Stock-Based Compensation

On August 8, 2018, pursuant to the 2018 Plan, our Board of Directors approved the grant of options to purchase 500,000 shares of our common stock to Mr. Bennett J. Yankowitz, our chief financial officer and a director, pursuant to an exemption under Section 4(a)(2) of the Securities Act. Pursuant to the terms of the option agreement, these options are exercisable immediately on the date of grant at an exercise price of $3.00 per share and are exercisable for a term of 10 years from the date of grant. In determining the fair value of the stock option, we used the Black-Scholes pricing model having the following assumptions: i) stock option exercise price of $3.00; ii) fair market value of our common stock of $4.00, which was based on available valuation factors made available to us at that time of the date of grant; iii) expected term of option of 7 years; iv) expected volatility of our common stock of approximately 40%; v) expected dividend rate of 0.0%; and vi) risk-free interest rate of approximately 2.80%. As a result, we recorded stock-based compensation of $1,100,350 on the date of grant.

We also granted service-based options pursuant to the 2018 Plan to (i) Mr. Peter M. Jensen, our chief executive officer, in the amount of 2,393,842 shares of our common stock on September 15, 2020; and (ii) Mr. Rohan Hall, our chief technical officer, in the amount of 500,000 shares of our common stock on September 14, 2020. These service-based options vest monthly over 48 months beginning on the first grant date monthly anniversary. Additionally, we granted performance-based options to Mr. Hall in the aggregated amount of 600,000 shares of our common stock. No milestones have been met pursuant to the terms of the performance-based options; accordingly, no options have vested.

In determining the fair value of the service-based options granted pursuant to the 2018 Plan, we utilized the Black-Scholes pricing model utilizing the following assumptions:

Service-Based Options
Option exercise price per share	$1.08
Grant date fair market value per share	$1.08
Expected term of option in years	6.25
Expected volatility	85.0%
Expected dividend rate	0.00%
Risk free interest rate	0.54%

	Options Outstanding	Weighted-Average Exercise Price per Share		Weighted-Average Remaining Contractual Term in Years	Aggregate Intrinsic Value (in thousands)
Options outstanding as of April 1, 2020	-	$
Granted	2,893,842
Exercised	-
Cancelled or forfeited	-
Options outstanding as of December 31, 2020	2,893,842		$1.08	9.75	$2,662,335
Options exercisable as of December 31, 2020	212,118		$1.08	9.75	$195,149
Options vested or expected to vest as of March 31, 2020	212,118		$1.08	9.75	$195,149

F-20

ROCKETFUEL BLOCKCHAIN, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(UNAUDITED)

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the closing price of the common stock on December 31, 2020 of $2.00 and the exercise price of each in-the-money option) that would have been received by the option holders had all option holders exercised their options on December 31, 2020. There were no stock options exercised under the 2018 Plan during the nine months ended December 31, 2020. As of December 31, 2020, there were 6,158 shares remaining to be granted under the 2018 Plan.

For the three and nine months ended December 31, 2020, we recorded $164,217 and $164,217, respectively, of compensation expense in connection with the grant of these options. As of December 31, 2020, unamortized stock-based compensation expense was $2,463,217. As of December 31, 2020, there were an aggregate of 3,993,842 options, inclusive of service- and performance-based options, outstanding under the 2018 Plan.

9. Legal Proceedings

Other than as set forth below, we are not the subject of any pending legal proceedings; and to the knowledge of management, no proceedings are presently contemplated against us by any federal, state or local governmental agency. Further, to the knowledge of management, no director or executive officer is party to any action in which any has an interest adverse to us.

On October 8, 2020, we filed a lawsuit in the U.S. District Court for the Central District of California against Joseph Page, our former director and chief technology officer. On January 13, 2021, the case was transferred to the U.S. District Court for the District of Nevada, Las Vegas Division. The causes of action include securities fraud under Federal and California law; fraud, breach of fiduciary duty, negligent misrepresentation and unjust enrichment under California law; and violation of California Business and Professions Code §17200 et seq. We are seeking injunctive and declaratory relief as well as damages of at least $5.1 million. On May 29, 2019, Mr. Page resigned from our board. Subsequent to his resignation, we retained independent patent counsel to review our patent applications. In connection with this review, we discovered certain deficiencies in some of the applications and in their assignments to us. We determined that all of the applications had been abandoned. Based on this review, we decided to refile three of our applications with the U.S. Patent and Trademark Office, which we did in May 2020. It is our belief that the three newly filed patent applications cover and/or disclose the same subject matter as we disclosed in the five original patent applications. In this case, our rights may be subject to any intervening patent applications made after the dates of the original applications. In the lawsuit, we are alleging that Mr. Page was aware of the abandonments when he assigned the patents to RocketFuel Blockchain Company (“RBC”), a private corporation that he controlled, and that he failed to disclose to us the abandonments when we acquired RBC in exchange for shares of our common stock. Mr. Page has filed an answer denying our claims and has asserted cross- and counterclaims against us and several of our shareholders alleging breach of contract and fraud. We intend to vigorously contest these allegations.

10. Subsequent Events

We evaluated all events or transactions that occurred after the balance sheet date through the date when we issued these financial statements, and, other than the events set forth herein, we did not have any other material recognizable subsequent events during this period.

On January 18, 2021 and January 25, 2021, a private investor exercised warrants providing for the issuance of 200,000 shares of our common stock, in the aggregate, at an exercise price of $1.00 per share resulting in aggregate gross proceeds of $200,000.

F-21

1,406,061 Shares of Common Stock

PROSPECTUS

April 13, 2021